Exhibit 7.01

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of March 11, 2012

among

Youku Inc.,

Tudou Holdings Limited

and

Two Merger Sub Inc.

AGREEMENT AND PLAN OF MERGER

Glossary of Defined Terms

Defined Terms	Defined on Page

2011 Form 20-F	38
Acquisition Proposal	39
Affiliate	58
Aggregate ADS Payment	7
Agreement	1
Articles of Association	3
Bankruptcy and Equity Exception	12
business day	59
Cayman Companies Law	2
Certificates	6
Claim	43
Closing	2
Closing Date	2
Code	59
Company T	1
Company T ADSs	3
Company T Affiliate	16
Company T Agreements	15
Company T Benefit Plan	18
Company T Board	1
Company T Board Recommendation	39
Company T Change of Recommendation	39
Company T Class A Share	3
Company T Class B Share	3
Company T Deposit Agreement	5
Company T Depositary	5
Company T Disclosure Schedule	10
Company T Employees	59
Company T Financial Advisor	24
Company T Financial Information	13
Company T Founder Settlement Agreement	46
Company T Intellectual Property	59
Company T IP Agreements	59
Company T Leased Properties	16
Company T Licensed Intellectual Property	59
Company T Material Adverse Effect	59
Company T Material Contracts	20
Company T Option	60
Company T Owned Intellectual Property	60
Company T Permits	16
Company T PRC Subsidiaries	23

Defined Terms	Defined on Page

Company T Principal Shareholders	60
Company T Related Party	60
Company T SEC Reports	12
Company T Share	3
Company T Share Incentive Plan	60
Company T Shareholders Meeting	41
Company T Shares	3
Company T Software	60
Company T VIE Contracts	60
Company T VIEs	60
Company T Voting Agreement	1
Company T Voting Shareholders	61
Company Y	1
Company Y ADSs	3
Company Y Board	28
Company Y Board Recommendation	40
Company Y Change of Board Recommendation	40
Company Y Class A Shares	3
Company Y Class B Shares	26
Company Y Deposit Agreement	5
Company Y Depositary	5
Company Y Disclosure Schedule	25
Company Y Employees	61
Company Y Financial Information	28
Company Y Intellectual Property	61
Company Y IP Agreements	61
Company Y Licensed Intellectual Property	61
Company Y Material Adverse Effect	61
Company Y Option	62
Company Y Owned Intellectual Property	62
Company Y Permits	30
Company Y Related Party	63
Company Y SEC Reports	28
Company Y Share Incentive Plan	63
Company Y Shareholders Meeting	41
Company Y Shares	26
Company Y VIE Contracts	63
Company Y VIEs	63
Company Y Voting Agreement	1
Company Y Voting Shareholders	63
Competing Proposal	40

v

Contract	15
CSRC	17
Dissenters Shares	8
Effective Time	2
ERISA	63
Exchange Act	12
Exchange Agent	5
Exchange Ratio	3
Excluded Shares	4
Expenses	45
FCPA	16
Form F-4	13
GAAP	13
Government Official	17
Governmental Antitrust Entity	42
Governmental Entity	15
Indemnified Parties	43
Intellectual Property	63
IT Assets	63
Judgment	16
know	64
knowledge	64
Law	64
Lien	64
Maximum Premium	44
Merger	1
Merger Consideration	4
Merger Sub	1
Merger Sub Board	27
No Vote Termination Fee	64
Off-the-Shelf Software	64
Parties	1
Per ADS Merger Consideration	4
Per Share Merger Consideration	3
Permitted Liens	64

Person	64
Plan of Merger	2
PRC	64
PRC Anti-Bribery Laws	16
PRC Anti-Monopoly Law and Regulations	17
Proceedings	16
Prospectus	13
Public Software	64
Registered	65
Representative	39
Required Company T Vote	12
Required Company Y Vote	28
Review Date	14
SAFE	17
SAFE Circular No. 75	17
SEC	65
Securities Act	12
Share Issuance	27
Software	65
Subsidiary	65
Surviving Corporation	2
Takeover Statute	24
Tax Returns	65
Taxes	65
Termination Date	50
Termination Fee	65
Transaction Agreements	65
Transition Management Committee	47
UGC Agreements	65
Uncertificated Shares	6
US$	65
Wholly Owned Company T Subsidiaries	11
Wholly Owned Company Y Subsidiaries	27
Withheld Shares	47

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated March 11, 2012 is by and among Youku Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Company Y”), Two Merger Sub Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of Company Y (“Merger Sub”), and Tudou Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Company T” and, together with Company Y and Merger Sub, the “Parties”). Certain capitalized terms used in this Agreement are used as defined in Section 9.12.

WHEREAS, the respective Boards of Directors of Company Y and Merger Sub have (i) approved the merger of Merger Sub with and into Company T (the “Merger”), with Company T surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a direct wholly owned Subsidiary of Company Y as a result of the Merger, (ii) approved the execution, delivery and performance by Company Y and Merger Sub, as the case may be, of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; and (iii) recommended the approval of the Share Issuance (as defined below) by the requisite vote of the Company Y shareholders and the authorization and approval of this Agreement and the Merger and the Plan of Merger (as defined below) by the requisite vote of the Merger Sub shareholder;

WHEREAS, the Board of Directors of Company T (the “Company T Board”) has (i) determined that it is in the best interests of Company T and its shareholders, and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance by Company T of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and (iii) recommended the authorization and approval by way of special resolution of this Agreement, the Merger and the Plan of Merger by the shareholders of Company T;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Company T to enter into this Agreement, each of the Company Y Voting Shareholders has executed and delivered to Company T a voting agreement dated as of the date hereof, between each such Company Y Voting Shareholder and Company T (together with the schedules and exhibits attached thereto, each a “Company Y Voting Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Company Y and Merger Sub to enter into this Agreement, each of the Company T Voting Shareholders has executed and delivered to Company Y a voting agreement, dated as of the date hereof, between each such Company T Voting Shareholder and Company Y (together with the schedules and exhibits attached thereto, each a “Company T Voting Agreement”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Company T, Company Y and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Cayman Companies Law”), Merger Sub shall be merged with and into Company T. Following the Merger, Company T shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

Section 1.2 Effective Time. Subject to the provisions of this Agreement, Company Y, Merger Sub and Company T shall execute a plan of merger (the “Plan of Merger”) substantially in the form contained in Annex A hereto and the Parties shall file the Plan of Merger and other documents required to effect the Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law on or as soon as practicable after the Closing Date. The Merger shall become effective at the time when the Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or at such other subsequent date or time thereafter within 90 days of the date of registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands as Merger Sub and Company T may agree and specify in the Plan of Merger in accordance with the Cayman Companies Law (the “Effective Time”).

Section 1.3 Closing of the Merger. Unless otherwise mutually agreed in writing among Company Y, Merger Sub and Company T, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Hong Kong time), on a date to be agreed between Company Y and Company T (the “Closing Date”), which shall be no later than the third business day immediately following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong or another place and time agreed in writing by Company Y and Company T.

Section 1.4 Effects of the Merger. The Merger shall have the effects specified in the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Merger Sub and Company T in accordance with the Cayman Companies Law.

Section 1.5 Memorandum and Articles of Association. At the Effective Time, the memorandum of association and articles of association of Merger Sub then in effect shall be the memorandum of association and articles of association (the “Articles of Association”) of the Surviving Corporation (except that, at the Effective Time, (i) Clause 1 of the memorandum of association shall be amended to be and read as follows: “The name of the Company is Tudou Holdings Limited”, and (ii) the Articles of Association shall be amended to refer to the name of the Surviving Corporation as “Tudou Holdings Limited”), in each case, until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Association until their respective death, resignation, or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of Company T immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Association until successors are duly elected or appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or any other shareholders of Company T:

(a) Securities of Merger Sub. Each ordinary share, par value US$0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable ordinary share, par value US$0.0001 per share, of the Surviving Corporation. Such share shall be the only issued and outstanding share capital of the Surviving Corporation.

(b) Merger Consideration.

(i) Other than as provided in Section 2.1(b)(ii), each Class A ordinary share, par value US$0.0001 per share, of Company T (“Company T Class A Share”) and Class B ordinary share, par value US$0.0001 per share, of Company T (“Company T Class B Share” ) issued and outstanding immediately prior to the Effective Time (individually, a “Company T Share” and collectively, the “Company T Shares”) (other than the Excluded Shares and any Dissenters Shares), shall be cancelled in exchange for the right to receive 7.177 (the “Exchange Ratio”) validly issued, fully paid, non-assessable Class A ordinary shares, par value US$0.00001 per share, of Company Y (“Company Y Class A Shares”) (such number of shares, the “Per Share Merger Consideration”).

(ii) Each American depositary share of Company T, each of which represents four Company T Class B Shares (the “Company T ADSs”), shall be cancelled in exchange for the right of the holder of the relevant Company T ADS at the direction of the Company T Depositary to receive 1.595 American depositary shares of Company Y, each of which represents 18 Company Y Class A Shares (the “Company Y ADSs”) (such number of Company Y ADSs, the “Per ADS Merger Consideration” and together with the Per Share Merger Consideration, the “Merger Consideration”).

As of the Effective Time, all Company T Shares, including Company T Shares represented by Company T ADSs, shall, by virtue of the Merger and without any action on the part of its holder, automatically be cancelled, shall no longer be issued or outstanding and shall cease to exist and the register of members of Company T will be amended accordingly. Each Company T Share (other than the Excluded Shares and any Dissenters Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration and each Company T Share represented by a Company T ADS, together with such Company T ADS, shall thereafter represent only the right to receive the Per ADS Merger Consideration, as the case may be, without interest, and any Dissenters Shares shall thereafter represent only the right to receive the applicable payments due and owing as referred to in Section 2.6.

(c) Cancellation of Company T Shares. Notwithstanding Section 2.1(b), each Company T Share and each Company T ADS issued and outstanding immediately prior to the Effective Time that is (i) issued to the Company T Depositary and reserved for future grants under the Company T Share Incentive Plan, or (ii) repurchased and held by Company T in treasury either in the form of Company T Shares or Company T ADSs (collectively, the “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of its holder, automatically be cancelled, shall no longer be issued or outstanding and shall cease to exist, and the register of members of Company T will be amended accordingly, and no consideration shall be delivered or deliverable in exchange therefor.

(d) Untraceable and Dissenting Shareholders. The Per Share Merger Consideration shall not be issued or delivered to Company T shareholders who are untraceable unless, except as provided below, they notify the Exchange Agent of their current contact details prior to the Effective Time. A Company T shareholder will be deemed to be untraceable if (i) he has no registered address in the register of members maintained by Company T, (ii) on the last two consecutive occasions on which a dividend has been paid by Company T, a check payable to such shareholder either (A) has been sent to such shareholder and has been returned undelivered or has not been cashed or (B) has not been sent to such shareholder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to Company T or (iii) notice of the Company T Shareholders Meeting has been sent to such shareholder and has been returned undelivered.

(e) Certain Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding Company T Shares or Company Y Shares, as applicable, or securities convertible into or exchangeable or exercisable for Company T Shares or Company Y Shares, as applicable, shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, readjustment, exchange of shares or similar transaction, the Per Share Merger Consideration and Per ADS Merger Consideration shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, readjustment, exchange of shares or similar transaction.

Section 2.2 Treatment of Company T Options. (a) Each Company T Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, at the Effective Time, be assumed by Company Y and be replaced by Company Y with a Company Y Option. Each such Company Y Option shall be exercisable for that number of whole Company Y Class A Shares (rounded down to the nearest whole share) equal to the product of (i) the total number of Company T Shares subject to such Company T Option and (ii) the Exchange Ratio, at an exercise price per Company Y Class A Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of the Company T Option by (y) the Exchange Ratio. Each such Company Y Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company T Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the Company T Share Incentive Plan, any award agreement, or any other contract or agreement, including by reason of this Agreement or the transactions contemplated hereby).

(b) Unless otherwise determined by Company Y, the Company T Share Incentive Plan shall terminate as of the Effective Time. Company T shall take all actions necessary to (i) effect the measures contemplated in this Section 2.2, including but not limited to the adoption of any plan amendments, obtaining Company T Board approval, and/or obtaining the necessary employee or optionholder consents and (ii) to ensure that from and after the Effective Time neither Company Y nor the Surviving Corporation will be required to issue Company T Shares, other share capital of the Surviving Corporation or any other consideration (other than as required by this Section 2.2) to any Person pursuant to or in settlement of Company T Options or any other awards granted under the Company T Share Incentive Plan.

Section 2.3 Exchange Fund. (a) Subject to the conditions and terms of the depositary agreement dated as of August 16, 2011 (the “Company T Deposit Agreement”), entered into among Company T, The Bank of New York Mellon (the “Company T Depositary”), as depositary and all owners and beneficial owners from time to time of Company T ADSs, prior to the Effective Time, Company Y shall, subject to Company T’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed), appoint a commercial bank or trust to act as exchange agent hereunder for the purpose of canceling Company T Shares and Company T ADSs in exchange for the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable (the “Exchange Agent”).

(b) Prior to the Effective Time, Company Y shall deposit, allot and issue or cause to be deposited, alloted and issued, as the case may be, with the Exchange Agent, for the benefit of the holders of Company T Shares and Company T ADSs (other than the Excluded Shares) a number of Company Y Class A Shares and Company Y ADSs sufficient to settle the Merger Consideration provided in Section 2.1(b) and Section 2.2. The Company Y ADSs shall be issued in accordance with the depositary agreement dated as of December 8, 2010 (the “Company Y Deposit Agreement”), entered into among Company Y, Citibank, N.A. (the “Company Y Depositary”), as depositary and all owners and beneficial owners from time to time of the Company Y ADSs, and Company Y shall cause the Company Y Depositary to issue the Per ADS Merger Consideration to the Exchange Agent.

Section 2.4 Exchange Procedures. (a) Holders of Company T Shares: (i) promptly after the Effective Time (and in any event within five business days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each registered holder of Company T Shares (other than the Company T Depositary and holders of Excluded Shares and Dissenters Shares) (A) a form of letter of transmittal (which shall specify how the delivery of the Merger Consideration to the registered holders of Company T Shares shall be effected) and (B) instructions for effecting the surrender of any and all share certificates which have been issued representing Company T Shares (the “Certificates”). Each registered holder of Company T Shares (including Company T Shares not represented by a Certificate (“Uncertificated Shares”)) shall be entitled to receive the Per Share Merger Consideration, without interest, for each Company T Share (including Company T Shares formerly represented by a Certificate and Uncertificated Shares) cancelled at the Effective Time multiplied by (x) the number of Company T Shares represented by such Certificate (or declaration of loss or non-receipt and, if applicable, indemnity in the required form and in compliance with Section 2.9) or (y) the number of Uncertificated Shares, as the case may be, provided that each holder of a Certificate shall be required to surrender such Certificate (or a declaration of loss or non-receipt and, if applicable, indemnity in the required form and in compliance with Section 2.9) to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, and the Certificate so surrendered shall forthwith be cancelled; and (ii) if the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the cancelled Company T Share is registered, it shall be a condition of payment that (A) a share transfer form in respect of Company T Shares represented by the Certificate so surrendered (if any) shall be in a proper form to transfer the relevant Company T Shares and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such cancelled Company T Shares and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Upon the cancellation of any Company T Shares at the Effective Time, the registered holder of such cancelled Company T Shares shall have no further rights in respect of such cancelled Company T Shares, and each Certificate in respect of such cancelled Company T Shares shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration as contemplated by this Article II, without interest.

(b) Holders of Company T ADSs. Notwithstanding anything to the contrary set forth in Section 2.4(a) above, promptly after the Effective Time (and in any event within five business days thereafter), the Surviving Corporation and the Exchange Agent shall mail to the Company T Depositary (A) a form of letter of transmittal (which shall specify how the delivery of the Merger Consideration to the Company T Depositary shall be effected); and (B) instructions for effecting the surrender of any and all Certificates representing Company T Shares in the form of Company T ADSs. The Company T Depositary shall be entitled to receive the Per ADS Merger Consideration, without interest, for each Company T Share held by the Company T Depositary in respect of which a Company T ADS has been issued (other than those Company T ADSs represented by Company T Shares issued to the Company T Depositary and reserved for future grants under the Company T Share Incentive Plan) (the “Aggregate ADS Payment”), provided that the Company T Depositary shall be required to surrender such Certificates it holds to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, and the Certificates so surrendered shall forthwith be cancelled. Promptly after the payment of the Aggregate ADS Payment (and in any event within five business days thereafter), and subject to the Company T Deposit Agreement, the Surviving Corporation and the Exchange Agent shall cause the Company T Depositary to mail to each registered holder of Company T ADSs (other than holders of Excluded Shares) (X) a form of letter of transmittal (which shall specify how the delivery of the Merger Consideration to the registered holders of Company T ADSs shall be effected); and (Y) instructions for effecting the surrender of any and all Receipts (as such term is defined in the Company T Deposit Agreement) evidencing Company T ADSs. Each holder registered on the register of Receipts of Company T of such Company T ADSs cancelled at the Effective Time shall be entitled to receive the Per ADS Merger Consideration for each Company T ADS cancelled at the Effective Time multiplied by the number of Company T ADSs held by such holder, provided that each holder of a Receipt shall be required to surrender such Receipt to the Company T Depositary together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Company T Depositary, and the Receipts so surrendered shall forthwith be cancelled pursuant to the Company T Deposit Agreement. Each Receipt in respect of such cancelled Company T ADS shall be deemed at any time after the Effective Time to represent only the right to receive the Per ADS Merger Consideration as contemplated by this Article II. Notwithstanding anything to the contrary set forth in this Section 2.4(b), Company Y and each registered holder of Company T ADSs shall each pay any applicable fees, charges and expenses provided under the Company T Deposit Agreement in connection with distribution of the Per ADS Merger Consideration to Company T ADS holders and any and all Taxes under applicable Law.

(c) Settlement of Fractional Securities. No fractional Company Y Class A Shares or Company Y ADSs shall be issued to holders of Company T Shares and Company T ADSs as part of the total Merger Consideration. The Exchange Agent shall (i) receive all Company Y ADSs not used for share exchange in the Merger because of the existence of fractional Company Y Class A Shares or Company Y ADSs and (ii) sell such Company Y ADSs on behalf of the holders of fractional Company Y Class A Shares or Company Y ADSs on The New York Stock Exchange and pass on the proceeds due and payable to such holders of Company T Shares and Company T ADSs in cash. Each holder of Company T Shares or Company T ADSs (except the holders of the Excluded Shares and Dissenters Shares) who would have received fractional Company Y Class A Shares or Company Y ADSs but for this Section 2.4(c) shall receive a cash payment representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent pursuant to this Section 2.4(c).

(d) Arrangements with Depositaries. Each of Company Y and Company T will use reasonable efforts to put into place appropriate arrangements with the Company Y Depositary and the Company T Depositary to give effect to this Article II.

Section 2.5 Transfer Books; No Further Ownership Rights. Subject to Section 2.6, the Merger Consideration paid in respect of the cancellation of Company T Shares and Company T ADSs in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to Company T Shares (including Company T Shares previously represented by Certificates and Uncertificated Shares) or Receipts. At the Effective Time, the register of members of Company T and the register of Receipts of Company T shall be closed, and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Company T Shares or on the register of Receipts of Company T of Company T ADSs that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, (i) the holders of Company T Shares issued and outstanding immediately prior to the Effective Time and (ii) subject to the Company T Deposit Agreement, the holders of Receipts that evidenced ownership of Company T ADSs outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such Company T Shares or Receipts, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.6, if, at any time after the Effective Time, Certificates or Receipts are presented to the Surviving Corporation, or the Company T Depositary, where applicable, for any reason, they shall be cancelled as provided in this Article II.

Section 2.6 Dissenting Shares. No Person who has validly exercised such Person’s rights to dissent from the Merger pursuant to Section 238 of the Cayman Companies Law shall be entitled to receive the Per Share Merger Consideration with respect to Company T Shares owned by such Person (“Dissenters Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s rights to dissent from the Merger under the Cayman Companies Law. If a holder of Dissenters Shares effectively withdraws its demand for, or loses its rights to, dissent from the Merger pursuant to Section 238 of the Cayman Companies Law with respect to any Dissenters Shares, such Company T Shares shall cease to be Dissenters Shares. Each Dissenters Share shall be entitled to receive only the payment resulting from the procedure in Section 238 of the Cayman Companies Law. Company T shall promptly give Company Y (i) copies of notices of objection, notices of dissent, any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by Company T relating to Company T shareholders’ rights to dissent from the Merger and (ii) the opportunity to direct or approve all offers, negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Law. Company T shall not, except with the prior written consent of Company Y, voluntarily make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger, any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.7 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company T Shares (other than the Excluded Shares and the Dissenters Shares) at the date nine months after the Effective Time shall be delivered to the Surviving Corporation on the instruction of the Surviving Corporation, and any holder of Company T Shares (other than the Excluded Shares and the Dissenters Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Company Y (subject to this Agreement and abandoned property, escheat and similar laws) for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, exchangeable for such Company T Shares to which such holder is entitled, without any interest on any portion thereof. Any such portion of the Exchange Fund remaining unclaimed by such holders of Company T Shares at such time at which amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation or its designee, free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.8 No Liability. None of Company Y, Merger Sub, Company T, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.9 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit or declaration of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or by the Exchange Agent, an indemnity or the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration with respect to Company T Shares formerly represented thereby pursuant to this Agreement.

Section 2.10 Withholding Rights. Each of the Surviving Corporation, Company T, Company Y and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines is required to deduct and withhold with respect to the making of such payment under any provisions of Tax Law of the United States, PRC, or other applicable jurisdictions. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by the Surviving Corporation, Company T, Company Y or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to (a) the holder of Company T Shares or Company T ADSs in respect to which such deduction and withholding was made by the Surviving Corporation or Company Y, as the case may be, (b) Company Y in respect of which such deduction and withholding was made by Company T with respect any Termination Fee paid by Company T, and (c) Company T in respect of which such deduction and withholding was made by Company Y with respect to any No Vote Termination Fee or Termination Fee paid by Company Y.

Section 2.11 Agreement of Fair Value. Company Y, Merger Sub and Company T respectively agree that the Per Share Merger Consideration represents the fair value of Company T Shares for the purposes of Section 238(8) of the Cayman Companies Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY T

Except as (A) disclosed in the Company T SEC Reports filed with, or furnished to the SEC prior to the date hereof (other than disclosures in such Company T SEC Reports contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof or any other disclosures of risks or uncertainties in the Company T SEC Reports which are nonspecific, cautionary, predictive or forward-looking in nature) or (B) set forth in the section of the disclosure schedule delivered to Company Y by Company T on the date hereof (the “Company T Disclosure Schedule”) that specifically relates to a specified section or subsection of this Article III, or any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection, Company T hereby represents and warrants to Company Y and Merger Sub that:

Section 3.1 Organization and Qualification; Subsidiaries. (a) Company T and each of its Subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Company T and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed is not material. Accurate and complete copies of the memorandum and articles of association of Company T, as in effect as of the date of this Agreement, have been publicly filed or furnished by Company T as part of the Company T SEC Reports.

(b) Section 3.1(b) of the Company T Disclosure Schedule sets forth a list of (i) all Subsidiaries of Company T and (ii) Company T’s interest in any Person which is not a Subsidiary, including any Person in which Company T has a non-controlling equity interest. Company T does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

Section 3.2 Capitalization of Company T and Its Subsidiaries. (a) As of the date of this Agreement, the authorized share capital of Company T is US$1,000,000 divided into (A) 9,990,000,000 ordinary shares of par value US$0.0001 each, of which (i) 12,357,500 are designated as Company T Class A Shares and (ii) 9,977,642,500 are designated as Company T Class B Shares and (B) 10,000,000 preferred shares of a nominal or par value of US$0.0001 each. As of the date of this Agreement, (1) 8,913,333 Company T Class A Shares were issued and outstanding; (2) 104,512,229 Company T Class B Shares were issued and outstanding (including 39,527,940 Company T Class B Shares represented by Company T ADSs); and (3) no preferred shares were issued and outstanding. Section 3.2 of the Company T Disclosure Schedule sets forth a complete and correct list of all holders of Company T Options, including such Person’s name, the grant or issuance date, the number of Company T Options (vested, unvested and total) held by such person as of the date of this Agreement, the exercise price for each such Company T Option and the expiration date.

(b) Company T has made available to Company Y accurate and complete copies of the Company T Share Incentive Plan and the form of award agreements in respect of Company T Options granted as of the date of this Agreement. Since the date of this Agreement, no options, warrants or other rights to purchase Company T Shares have been issued or granted and no Company T Shares have been issued. All the outstanding Company T Shares are, and Company T Shares issuable upon the exercise of outstanding Company T Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 3.2(a) and except for this Agreement, the Company T Voting Agreements and the Company T VIE Contracts, (i) there is no share capital of Company T authorized, issued or outstanding, (ii) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued share capital of Company T or any of its Subsidiaries, obligating Company T or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any share capital or other equity interest in Company T or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such share capital or equity interests, or obligating Company T or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, and (iii) there are no outstanding obligations of Company T or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company T Shares or other share capital of Company T or any of its Subsidiaries, or to make any payments based on the market price or value of shares or other share capital of Company T or its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business. Other than Company T ADSs and the Company T Deposit Agreement, Company T does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the shareholders of Company T on any matter.

(c) All of the outstanding share capital of Company T’s wholly owned Subsidiaries (“Wholly Owned Company T Subsidiaries”) has been duly authorized, and validly issued, and is fully paid and nonassessable and owned by Company T, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be required by applicable Law), and there are no irrevocable proxies with respect to such share capital. The outstanding share capital of Company T’s Subsidiaries that are not Wholly Owned Company T Subsidiaries (other than the Company T VIEs and their Subsidiaries) has been duly authorized, and validly issued, and is fully paid and nonassessable and owned by Company T, directly or indirectly, free and clear of any Liens (other than Permitted Liens).

(d) Each Company T Option (i) was granted in compliance with all applicable Law in all material respects and all of the terms and conditions of the Company T Share Incentive Plan, (ii) has an exercise price per Company T Share equal to or greater than the fair market value of a Company T Share on the date of such grant, and (iii) has a grant date no earlier than the date on which the Company T Board actually approved such Company T Option.

(e) Company T has no secured creditors and has granted no fixed or floating security interests that are outstanding.

Section 3.3 Authority. (a) Company T has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Required Company T Vote, to consummate the transactions contemplated hereby. The Company T Board has duly and validly authorized the execution, delivery and performance of this Agreement and approved the consummation of the transactions contemplated hereby, and has at a meeting duly called and held at which over two-thirds of the members of the Company T Board attended in person or through telephone or other electronic means in which all participants of the meeting could hear and communicate with each other (in accordance with memorandum and articles of association of Company T) and voted in favor of such resolutions (i) approved, and declared advisable, this Agreement, the Merger, the Plan of Merger and the other transactions contemplated hereby; (ii) determined that such transactions are advisable and fair to, and in the best interests of, Company T and its shareholders; and (iii) resolved to recommend that the shareholders of Company T authorize and approve by way of special resolution this Agreement, the Merger and the Plan of Merger. No other corporate proceedings on the part of Company T are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger and the Plan of Merger, the Required Company T Vote). This Agreement has been duly and validly executed and delivered by Company T and, assuming the due authorization, execution and delivery by Company Y and Merger Sub, constitutes a valid, legal and binding agreement of Company T, enforceable against Company T in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The Company T Board has directed that this Agreement, the Merger and the Plan of Merger be submitted to the shareholders of Company T for their authorization and approval by way of special resolution at a meeting to be held for that purpose. The only vote of the holders of any class or series of share capital of Company T necessary to authorize and approve this Agreement, the Merger and the Plan of Merger and the transactions contemplated hereby, is a Special Resolution of Company T, meaning the affirmative vote of shareholders representing two-thirds or more of Company T Shares present and voting in person or by proxy as a single class at the Company T Shareholders Meeting in accordance with Section 233(6) of the Cayman Companies Law authorizing and approving this Agreement, the Merger and the Plan of Merger (the “Required Company T Vote”). No other vote of the shareholders of Company T is required by Law, the memorandum and articles of association of Company T or otherwise in order for Company T to authorize and approve this Agreement, the Merger or the Plan of Merger or to consummate the transactions contemplated hereby.

Section 3.4 SEC Reports; Financial Statements. (a) Company T has timely filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the forms, reports and documents so filed, furnished or provided and those filed or furnished with the SEC subsequent to the date hereof, including any amendments thereto, collectively, the “Company T SEC Reports”). Each of the Company T SEC Reports, as of its filing date (and as of the date of any amendment or incorporation by reference), has complied or, if filed or furnished after the date hereof and before the Effective Time, will comply, as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed or amended, as the case may be. No Subsidiary of Company T is subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Company T SEC Reports did not contain, when filed or furnished (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of Company T has failed in any respect to make the certifications required of him or her under section 302 or section 906 of the Sarbanes-Oxley Act of 2002, in each case with respect to the Company T SEC Reports.

(b) The audited and unaudited consolidated financial statements of Company T, and the unaudited financial data included in the earnings release for the quarters ended June 30, 2011, September 30, 2011 and December 31, 2011, included (or incorporated by reference) in the Company T SEC Reports (collectively, the “Company T Financial Information”) fairly present, or in the case of Company T SEC Reports filed or furnished after the date of this Agreement, will fairly present, in all material respects, the consolidated balance sheets of Company T and its consolidated Subsidiaries as of the dates thereof and their consolidated statements of operations and changes in shareholders equity and comprehensive income for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that are not material in the aggregate). Such Company T Financial Information has been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis (“GAAP” ), except as specifically indicated in the notes thereto.

(c) Company T is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The NASDAQ Global Market.

(d) Company T has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 or 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to Company T, including its Subsidiaries, required to be included in reports filed or furnished under the Exchange Act is accumulated and communicated to the chief executive officer and chief financial officer of Company T by others within those entities. Neither Company T nor, to Company T’s knowledge, Company T’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Company T’s internal controls and procedures which could reasonably adversely affect Company T’s ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated.

Section 3.5 Information Supplied. None of the information furnished by Company T and its Subsidiaries for the filing of registration statement on Form F-4, including a prospectus (the “Prospectus”), by Company Y relating to the Share Issuance (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Form F-4”), at the date it (and any amendment or supplement to it) is filed with the SEC by Company Y, at the date it is first mailed to each of Company T’s shareholders and Company Y’s shareholders or at the time of each of the Company T Shareholders Meeting and Company Y Shareholders Meeting shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Company T makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Company Y or Merger Sub for inclusion or incorporation by reference in the Form F-4.

Section 3.6 No Undisclosed Liabilities. Neither Company T nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, required to be recorded or reflected on a balance sheet under GAAP, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except for (a) liabilities or obligations reflected, accrued or reserved against in Company T’s consolidated balance sheets or in the notes thereto included in the Company T SEC Reports filed or furnished prior to the date hereof and (b) liabilities or obligations incurred since the date of the most recent balance sheet included in the Company T SEC Reports in the ordinary course of business consistent with past practices.

Section 3.7 Absence of Changes. Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, since December 31, 2011 (the “Review Date”), Company T and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:

(a) any circumstance, event, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Company T Material Adverse Effect;

(b) (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any share capital of Company T or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to Company T or to any Wholly Owned Company T Subsidiary) or (ii) any redemption, repurchase or other acquisition of any share capital of Company T or any of its Subsidiaries;

(c) any material change in any method of accounting or accounting practice by Company T or any of its Subsidiaries;

(d) any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any taxing authority to change) any material aspect of the method of accounting of Company T or any of its Subsidiaries for Tax purposes;

(e) any increase in the compensation or benefits payable or to become payable to any of its directors, officers or employees (except for increases for non-officer employees in the ordinary course of business and consistent with past practice);

(f) except to the extent required by applicable Law (i) any establishment, adoption, entry into, termination or amendment of any labor, collective bargaining, bonus, profit sharing, equity, thrift, pension, retirement, deferred compensation, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any director, officer or employee, or (iii) any grant or increase in any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, or (iii) any acceleration of the time of payment or vesting of, or the lapsing of restrictions with respect to, or any funding or otherwise securing the payment of, any compensation or benefits payable or to become payable to any director, officer or employee under any benefit or compensation plan, agreement or arrangement;

(g) any amendment to the memorandum and articles of association (or other similar governing instrument) of Company T or any of its Subsidiaries or any of the Company T VIE Contracts;

(h) any incurrence of material indebtedness for borrowed money or any guarantee of such indebtedness for another Person or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Company T or any Subsidiary of Company T;

(i) any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of Company T or any of its Subsidiaries;

(j) any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of Company T or its property or any part thereof; or

(k) any agreement to do any of the foregoing.

Section 3.8 Consents and Approvals; No Violations. (a) Except such as shall have been obtained prior to the Closing and except for (i) compliance with the applicable requirements of the Exchange Act, including, without limitation, the furnishing of information for the filing with the SEC of the Form F-4 by Company Y, (ii) compliance with the rules and regulations of The NASDAQ Global Market, and (iii) the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, no filing with or notice to, and no permit, authorization, consent or approval of, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by Company T of this Agreement or the consummation by Company T of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by Company T does not, and the consummation by Company T of the transactions contemplated hereby will not constitute or result in, (i) any breach of any provision of the respective memorandum and articles of association (or similar governing documents) of Company T or any of its Subsidiaries, (ii) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the creation of any Lien (other than any Lien created as a result of any actions taken by Company Y or Merger Sub)) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument (each, a “Contract”) or obligation to which Company T or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, the “Company T Agreements”), or (iii) (assuming the Required Company T Vote is duly obtained and passed and compliance with the matters referred to in Section 3.8(a)) violate any Law or Judgment applicable to Company T or any of its Subsidiaries or any of their respective properties or assets. Section 3.8 of the Company T Disclosure Schedule sets forth a list of all material third-party consents and approvals required to be obtained under the Company T Agreements in connection with the consummation of the transactions contemplated by this Agreement.

Section 3.9 Property. None of Company T or its Subsidiaries owns any real property. Company T or one of its Subsidiaries is the lessee of all leases reflected in the most recent consolidated balance sheet included in the Company T SEC Reports filed or furnished prior to the date hereof or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or have been otherwise terminated since the date thereof) (the “Company T Leased Properties”), free and clear of all Liens (other than Permitted Liens), and is in occupancy of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Company T, the lessor, except for such properties as are no longer used or useful in the conduct of their respective businesses or have been disposed in the ordinary course of business.

Section 3.10 Legal Proceedings. Neither Company T, nor any of its Subsidiaries, nor any of their directors or officers is a party to any, and there are no pending or, to the knowledge of Company T, threatened, material legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations (“Proceedings”) of any nature against Company T or any of its Subsidiaries or to which any of their equity interests or material properties or assets is subject. There is no material judgment, order, injunction or decree (“Judgment”) outstanding against Company T, any of its Subsidiaries, any of their equity interests, material properties or assets, or any of their directors and officers (in their capacity as directors and officers).

Section 3.11 Permits; Compliance with Applicable Laws. (a) Company T and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company T Permits”), and are in material compliance with the terms of Company T Permits. Neither Company T nor any of its Subsidiaries is or has been in material violation of any Law applicable to Company T or its Subsidiaries (including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, if applicable, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, if applicable (collectively, the “PRC Anti-Bribery Laws”), and applicable rules and regulations of relevant PRC Governmental Entities). No investigation or review by any Governmental Entity with respect to Company T or its Subsidiaries is pending or, to Company T’s knowledge, threatened, nor to Company T’s knowledge has any Governmental Entity indicated an intention to conduct the same, in each case with respect to a material violation of applicable Law.

(b) None of Company T, any of its Subsidiaries or any of their respective directors, officers or employees or, to Company T’s knowledge, any agent, or any other person acting for or on behalf of Company T or any Subsidiary has (individually and collectively, a “Company T Affiliate”), (i) made any bribe, influence payment, kickback, payoff, or any other type of payment that would be unlawful under any applicable Law; (ii) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any officer, employee or any other person acting in an official capacity for any Governmental Entity (including any political party or official thereof), or to any candidate for political office (individually and collectively, a “Government Official”) for the purpose of (A) improperly influencing any act or decision of such Government Official in his official capacity, (B) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Entity, in each case, in order to assist Company T, any Subsidiary, or any Company T Affiliate in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any unlawful contributions, payments, gifts, or expenditures. Company T and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system applicable to it and its Subsidiaries which are designed to provide reasonable assurances that violations of the FCPA, the PRC Anti-Bribery Laws or any similar law will be prevented, detected and deterred.

(c) Company T is aware of, and has been advised as to, the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange (“SAFE”) on August 8, 2006 and effective as of September 8, 2006.

(d) Company T and its Subsidiaries have taken all reasonable steps to comply with, and to cause their respective employee shareholders to comply with, applicable rules and regulations of the PRC Tax authority to the extent such rules and regulations are material, including taking reasonable steps to request their employee shareholders to complete registration and other procedures required under applicable rules and regulations of the PRC Tax authority to the extent such rules and regulations are material.

(e) Company T is aware of and has been advised as to the content of the PRC Anti-Monopoly Law, which became effective on August 1, 2008, and the related publicly available rules, regulations and guidelines issued by various PRC Governmental Entities (the “PRC Anti-Monopoly Law and Regulations”). All acquisitions and other similar transactions conducted by Company T or any of its Subsidiaries have complied with the PRC Anti-Monopoly Law and Regulations.

(f) Company T has taken reasonable steps to comply with the Notice on the Administration of Foreign Exchange Matters for Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies and related rules issued by SAFE, and has taken reasonable steps to cause its beneficiary shareholders who are PRC citizens to comply with SAFE’s Circular on Several Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investments via Overseas Special Purpose Companies (“SAFE Circular No. 75” ) with respect to their interest in Company T.

Section 3.12 Employee Benefit Plans. (a) (i) Each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that Company T or any of its Subsidiaries maintains, sponsors, participates in, is a party to or contributes to, or with respect to which Company Y or any of its Subsidiaries could reasonably be expected to have any liability and (ii) each other employee benefit plan, program or arrangement (whether written or unwritten) for the benefit of any Company T Employee (including without limitation, any stock option, stock purchase, stock appreciation rights or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement) that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA) and that Company T or any of its Subsidiaries maintains, sponsors, participates in, is a party to or contributes to, or with respect to which Company T or any of its Subsidiaries could reasonably be expected to have any (each, a “Company T Benefit Plan”) is disclosed in the Company T SEC Reports or listed in Section 3.12(a) of the Company T Disclosure Schedule. True and complete copies of each such Company T Benefit Plan, including all amendments thereto have been provided or made available to Company Y and Merger Sub.

(b) Except as permitted by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event) will (i) result in any payment becoming due to any Company T Employee under any of the Company T Benefit Plans or otherwise; (ii) increase any compensation or benefits due to any Company T Employee under any of the Company T Benefit Plans or otherwise; or (iii) result in any acceleration of the time of payment or vesting of any compensation or benefits due to any Company T Employee under any Company T Benefit Plan or otherwise.

(c) Except as disclosed in the Company T SEC Reports and severance benefits provided for under applicable Law, Company T and its Subsidiaries do not maintain any Company T Benefit Plan that provides benefits in the nature of severance to any Company T Employees. No Company T Benefit Plan provides welfare benefits, including, death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

(d) With respect to each Company T Benefit Plan, neither Company T nor any of its Subsidiaries has received any notice, letter or other written or oral communications from any Governmental Entity regarding any material non-compliance of employee social benefits requirements.

(e) There are no pending or threatened Proceedings by or on behalf of any Company T Benefit Plan, by any employee or beneficiary covered under any such Company T Benefit Plan, as applicable, or otherwise involving any such Company T Benefit Plan (other than routine claims for benefits). Each Company T Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law.

(f) Neither Company T nor any Person that is a member of a “controlled group of corporations” with, is under “common control” with, or is an “Affiliate” of, or is a member of the same “affiliated service group” with Company T, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA or an employee benefit pension plan subject to Title IV of ERISA.

(g) Company T is not obligated, pursuant to any of the Company T Benefit Plans or otherwise, to grant any options or other rights to purchase or acquire Company T Shares to any Company T Employees after the date hereof.

Section 3.13 Labor Matters. There are no collective bargaining agreements which pertain to Company T Employees. (i) There are no pending labor disputes between Company T or any of its Subsidiaries, on the one hand, and any Company T Employee, on the other hand, (ii) each of Company T and its Subsidiaries is in compliance in all material respects with all applicable Law relating to employment, termination, wages and hours and social security, in each case, with respect to each of the Company T Employees (including those on layoff, disability or leave of absence, whether paid or unpaid); and (iii) neither Company T nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for Company T Employees other than coverage mandated by applicable Law.

Section 3.14 Taxes. (a) Each of Company T and its Subsidiaries has duly and timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due and payable on such Tax Returns have been timely paid.

(b) The most recent Company T Financial Information reflects an adequate reserve for all Taxes payable by Company T and its Subsidiaries for all Taxable periods and portions thereof through the date of such Company T Financial Information. No deficiency with respect to Taxes has been proposed, asserted or assessed against Company T or any of its Subsidiaries, other than any deficiency which has been paid or is being contested in good faith in appropriate Proceedings. No material Liens for Taxes exist with respect to any asset of Company T or any of its Subsidiaries, except for Permitted Liens or Liens for which adequate reserves have been established in the Company T SEC Reports.

(c) All material amounts of Taxes required to be withheld by Company T and each of its Subsidiaries have been timely withheld, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Entity.

(d) No audit or other administrative or court proceedings are pending with respect to any Taxes of Company T or any of its Subsidiaries and no written notice thereof has been received. No issue has been raised by any taxing authority in any presently pending Tax audit that could reasonably be expected to be material and adverse to Company T and its Subsidiaries, taken as a whole, for any period after the Effective Time.

(e) No written claim has been made by a taxing authority in a jurisdiction where neither Company T nor any of its Subsidiaries file state income or state franchise Tax Returns that Company T or any Subsidiary is or may be subject to income or franchise taxation in that jurisdiction.

Section 3.15 Material Contracts. (a) Except for this Agreement and the other Transaction Agreements, as of the date hereof, none of Company T or its Subsidiaries is a party to nor are any of Company T’s or its Subsidiaries’ properties or assets bound by:

(i) any Contract that would be required to be filed or furnished by Company T pursuant to Item 19 and paragraph 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii) any Contract granting a right of first refusal, first offer or first negotiation;

(iii) any Contract relating to the formation, creation, operation, management or control of a partnership, joint venture, limited liability company or similar arrangement;

(iv) any Contract for the acquisition, sale or lease (including leases in connection with financing transactions) of material properties or assets of Company T (by merger, purchase or sale of assets or stock or otherwise);

(v) any Contract with any Governmental Entity;

(vi) any Contract involving the payment or receipt of amounts by Company T or its Subsidiaries, or relating to indebtedness for borrowed money or any financial guaranty, of more than US$4,000,000;

(vii) any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of Company T or any of its Subsidiaries to compete in any geographic area, industry or line of business;

(viii) any Contract that contains a put, call or similar right pursuant to which Company T or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person;

(ix) any Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of Company T or any of its Subsidiaries, (B) pledging of share capital of Company T or any of its Subsidiaries or (C) issuance of guaranty by Company T or any of its Subsidiaries; or

(x) any material Company T IP Agreements other than agreements for Off-the-Shelf Software and UGC Agreements (all such Contracts described in clauses (i) through (x), and any Company T VIE Contracts, collectively, the “Company T Material Contracts”).

(b) Each of the Company T Material Contracts constitutes the valid and legally binding obligation of Company T or its applicable Subsidiary, enforceable in accordance with its terms and is in full force and effect. There is no material breach or default under any Company T Material Contract so listed either by Company T or, to Company T’s knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Company T or, to Company T’s knowledge, any other party. No party to any such Company T Material Contract has given notice to Company T of or made a claim against Company T with respect to any material breach or default thereunder.

Section 3.16 Insurance Matters. Section 3.16 of the Company T Disclosure Schedule sets forth a list of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities, operations and directors and officers of Company T and its Subsidiaries. All such policies, programs and arrangements are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. Neither Company T nor any of its Subsidiaries knows of any threatened termination of, or material alteration of coverage under, any of its respective insurance policies.

Section 3.17 Intellectual Property. (a) List of Intellectual Property. Section 3.17(a) of the Company T Disclosure Schedule sets forth a true and complete list of all Company T Owned Intellectual Property that is Registered, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner.

(b) Ownership; Sufficiency. Company T and its Subsidiaries own or have sufficient rights to use all Intellectual Property that is material to or necessary for the operation of their business. Except for Company T Intellectual Property, there are no other items of Intellectual Property that are material to or necessary for the operation of the business of Company T and its Subsidiaries. Company T or one of its Subsidiaries is the exclusive owner of all right, title and interest in and to each item of material Company T Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens and non-exclusive licenses granted in the ordinary course of business consistent with past practice), or any obligation to grant any Lien. Company T has a valid license to use the material Company T Licensed Intellectual Property in connection with and as used in the operation of the business of Company T and its Subsidiaries as currently conducted.

(c) Validity and Enforceability. The Company T Owned Intellectual Property that is Registered is (i) valid, subsisting and enforceable, (ii) currently in compliance with any and all legal requirements necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding Judgment materially and adversely affecting Company T’s use thereof or rights thereto, or that would materially impair the validity or enforceability thereof. The Intellectual Property owned by Company T or any of its Subsidiaries that is Registered is currently in compliance in all material respects with any and all legal requirements necessary to record and perfect the interest of Company T and its applicable Subsidiaries therein and the chain of title thereof, and Company T or its applicable Subsidiary is the sole and exclusive beneficial and record owner thereof.

(d) Infringement. Company T and its Subsidiaries have not received any notice that the operation of the business of Company T and its Subsidiaries and the use of Company T Intellectual Property in connection therewith have, in the last two (2) years, infringed, misappropriated or otherwise violated the Intellectual Property rights of any other Person that has not been resolved in a satisfactory manner. There is no action or claim pending or that Company T has been a party to in the last two (2) years, that the operation of the business of Company T and its Subsidiaries and the use of Company T Intellectual Property in connection therewith have infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person. Company T or any of its Subsidiaries have not received any notification in writing in the last two (2) years that a license under any other Person’s Intellectual Property (other than licenses included in the Company T IP Agreements) is or may be required to operate the business of Company T and its Subsidiaries that has not been resolved in a satisfactory manner. To the knowledge of Company T, no Person is engaging, or has engaged in the last two (2) years, in any activity that materially infringes, misappropriates or otherwise violates any Company T Intellectual Property, and there is no action or claim pending, asserted or threatened by Company T against any other Person concerning any of the foregoing.

(e) Protection Measures. Company T has taken reasonable measures at a level that is not below reputable industry standards to maintain the confidentiality and value of all confidential information used or held for use in the operation of the business of Company T and its Subsidiaries, including the source code for any Company T Software and all other confidential Company T Intellectual Property. No material confidential information, trade secrets or other confidential Company T Intellectual Property have been disclosed by Company T to any Person except pursuant to non-disclosure and/or license agreements that obligate such Person to keep such confidential information, trade secrets or other confidential Company T Intellectual Property confidential and to the knowledge of Company T, no party thereto is in material default of any such agreement.

(f) Public Software. No Public Software has been used by Company T or any of its Subsidiaries in connection with any Company T Software or any IT Asset of Company T or any of its Subsidiaries in a manner that requires the licensing, disclosure or distribution of any source code (other than source code that is a part of such Public Software) or limits the receipt of consideration in connection with the use, licensing or distribution of such Company T Software or Asset of Company T or any of its Subsidiaries.

(g) IT Assets. The IT Assets owned by or licensed, pursuant to valid and enforceable license agreements, to Company T and its Subsidiaries (including Company T Software) are sufficient for the present operation of the business of Company T and its Subsidiaries. The IT Assets owned by or licensed to Company T or its Subsidiaries are free from material bugs or other defects and, to the knowledge of Company T, do not contain any viruses. Company T and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology at a level that is not below reputable industry practices.

Section 3.18 PRC Subsidiaries. (a) True and complete copies of each of the constitutional documents and certificates and related contracts and agreements of Company T’s Subsidiaries formed in the PRC (“Company T PRC Subsidiaries”) have been provided or made available to Company Y and Merger Sub and have been duly approved or issued (as applicable) by competent PRC Governmental Entities.

(b) All material filings and registrations with the PRC Governmental Entities required to be made in respect of the Company T PRC Subsidiaries and their operations, including, but not limited to, the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, SAFE, tax bureau and customs authorities have been duly completed in accordance with the relevant rules and regulations.

(c) The registered capital of each Company T VIE is fully contributed in accordance with applicable Law.

(d) No approvals are required to be obtained for the performance by the respective parties of their obligations and the transactions contemplated under the Company T VIE Contracts other than those already obtained or contemplated by the Company T VIE Contracts.

(e) The execution, delivery and performance by each of the relevant parties of their respective obligations under each of the Company T VIE Contracts, and the consummation of the transactions contemplated thereunder, did not, do not and will not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents; (ii) result in any violation of any applicable PRC Laws, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any Judgment of any court of the PRC having jurisdiction over the relevant parties to the Company T VIE Contracts, as the case may be, any agreement or instrument to which any of them is expressed to be a party or which is binding on any of them.

(f) (i) The Company T VIE Contracts, taken as a whole, comprise all of the contracts enabling Company T to effect control over each Company T VIE and consolidate the financial statements of each Company T VIE, and (ii) each of the Company T VIE Contracts is legally valid, enforceable and binding under PRC Laws.

(g) Company T has effective control of and is the primary beneficiary of each Company T VIE. Except as provided in the Company T VIE Contracts, nominee equity holders’ equity interests in any Company T VIE are not subject to any Liens (other than Permitted Liens) or any third-party rights or claims. There are no disputes, disagreements, claims or any legal proceedings of any material nature, raised by any Governmental Entity or any other Person, against or affecting any of Company T, Company T VIEs or any of Company T VIE’s shareholders that: (i) challenge the validity or enforceability of any part or all of the Company T VIE Contracts taken as whole; (ii) challenge the Company T VIE structure or the ownership structure as set forth in the Company T VIE Contracts; (iii) claim any ownership, share, equity or interest in Company T or Company T VIEs, or claim any compensation for not being granted any ownership, share, equity or interest in Company T or Company T VIEs; or (iv) claim any of the Company T VIE Contracts or the ownership structure thereof or any arrangements or performance of or in accordance with the Company T VIE Contracts was, is or will be in violation of any PRC Laws, in each case in the preceding clauses (i) through (iv), where such dispute, disagreement, claim or legal proceeding has a materially disproportionate adverse effect on Company T, Company T VIEs or any of their shareholders as compared to other similarly situated enterprises in the PRC which adopt a similar “variable interest entity” structure that allows one entity to exercise voting control and have a substantial economic interest in another entity where such first entity does not, directly or indirectly, own a majority of the equity interests of the second entity.

Section 3.19 Takeover Statutes. Company T is not a party to a shareholder rights agreement, “poison pill” or similar agreement or plan. To Company T’s knowledge, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation save for the Cayman Companies Law or any similar anti-takeover provision in Company T’s memorandum and articles of association (each, a “Takeover Statute”) is applicable to Company T, Company T Shares, the Merger or the other transactions contemplated by this Agreement.

Section 3.20 Interested Party Transactions. Except for (a) employment agreements and indemnification agreements filed, furnished or incorporated by reference as an exhibit to a Company T SEC Report filed or furnished prior to the date hereof and (b) the Company T Share Incentive Plan, Section 3.20 of the Company T Disclosure Schedule sets forth a correct and complete list of the contracts or agreements under which there are any existing or future liabilities between Company T or any of its Subsidiaries, on the one hand, and any (i) present executive officer or director of Company T as of the date of this Agreement or (ii) record or beneficial owner of more than five percent (5%) of the Company T Shares as reflected in filings of Schedules 13G or 13D with the SEC with respect to Company T prior to the date of this Agreement, on the other hand.

Section 3.21 Opinion of Financial Advisor. Morgan Stanley Asia Limited (the “Company T Financial Advisor”) has delivered to the Company T Board its opinion, to the effect that, as of the date of such opinion, and subject to the various assumptions, qualifications and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of Company T Shares and Company T ADSs.

Section 3.22 Brokers. No broker, finder or investment banker (other than the Company T Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Company T or any of its Affiliates.

Section 3.23 Non-Reliance. In connection with the due diligence investigation of Company Y and its Subsidiaries by Company T, its Affiliates and its Representatives, Company T, its Affiliates and its Representatives have received and may continue to receive after the date hereof from Company Y, its Affiliates and its Representatives certain estimates, projections, forecasts and other forward looking information, as well as certain business plan information, regarding Company Y and its Subsidiaries and their businesses and operations. Company T hereby acknowledges and agrees (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward looking statements, as well as in such business plans, with which Company T is familiar, (b) that Company T is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward looking information or business plans), and (c) that Company T will have no claim against Company Y or any of its Subsidiaries, or any of their respective Affiliates, Representatives or any other Person, with respect thereto. Accordingly, Company T hereby acknowledges and agrees that none of Company Y or any of its Subsidiaries, nor any of their respective Affiliates, Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward looking statements or business plans.

Section 3.24 No Additional Representations. Except for the representations and warranties made by Company T in this Article III, neither Company T nor any other person makes any other express or implied representation or warranty with respect to Company T or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Company Y, Merger Sub or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Company Y or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of Company Y and Merger Sub acknowledges the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF COMPANY Y AND MERGER SUB

Except as (A) disclosed in the Company Y SEC Reports filed with, or furnished to, the SEC prior to the date hereof (other than disclosures in such Company Y SEC Reports contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof or any other disclosures of risks or uncertainties in the Company Y SEC Reports which are nonspecific, cautionary, predictive or forward-looking in nature) or (B) set forth in the section of the disclosure schedule delivered to Company T by Company Y on the date hereof (the “Company Y Disclosure Schedule”) that specifically relates to a specified section or subsection of this Article IV or any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection, Company Y and Merger Sub hereby jointly and severally represent and warrant to Company T that:

Section 4.1 Organization and Qualification.

(a) Company Y and each of its Subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Company Y and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed is not material. Accurate and complete copies of the memorandum and articles of association of Company Y, as in effect as of the date of this Agreement, have been publicly filed or furnished by Company Y as part of the Company Y SEC Reports.

(b) Section 4.1(b) of the Company Y Disclosure Schedule sets forth a list of (i) all Subsidiaries of Company Y and (ii) Company Y’s interest in any Person which is not a Subsidiary, including any Person in which Company Y has a non-controlling equity interest. Company Y does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

Section 4.2 Capitalization. (a) As of the date of this Agreement, the authorized share capital of Company Y is US$100,000 divided into 10,000,000,000 shares of par value US$0.00001 each (the “Company Y Shares”), of which (i) 9,340,238,793 are designated Company Y Class A Shares; and (ii) 659,761,207 are designated Class B ordinary shares (the “Company Y Class B Shares”). As of the date of this Agreement, (A) 1,402,801,335 Company Y Class A Shares were issued and outstanding, and (B) 659,561,893 Company Y Class B Shares were issued and outstanding. Section 4.2(a) of the Company Y Disclosure Schedule sets forth a complete and correct list of all Company Y Options and Company Y Restricted Shares, including the grant or issuance date, the number of Company Y Options and/or Company Y Restricted Shares outstanding as of the date of this Agreement and the exercise price for each such Company Y Option. Company Y has made available to Company T accurate and complete copies of the Company Y Share Incentive Plan and the form of award agreements in respect of the Company Y Options and Company Y Restricted Shares granted as of the date of this Agreement.

(b) From the date of this Agreement through the date of this Agreement, no options, warrants or other rights to purchase Company Y Shares have been issued or granted and no Company Y Shares have been issued. All the outstanding Company Y Shares are, and Company Y Shares issuable upon the exercise of outstanding Company Y Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as (i) set forth in Section 4.2(a), (ii) set forth in the Company Y Deposit Agreement, and (iii) for the transactions contemplated by this Agreement, (1) there is no share capital of Company Y authorized, issued or outstanding; (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued share capital of Company Y or any of its Subsidiaries, obligating Company Y or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any share capital or other equity interest in Company Y or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such share capital or equity interests, or obligating Company Y or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding obligations of Company Y or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Y Shares or other share capital of Company Y or any of its Subsidiaries, or to make any payments based on the market price or value of shares or other share capital of Company Y or any of its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business. Other than the Company Y ADSs and the Company Y Deposit Agreement, Company Y does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the shareholders of Company Y on any matter.

(c) All of the outstanding share capital of Company Y’s wholly owned Subsidiaries (“Wholly Owned Company Y Subsidiaries”) has been duly authorized, and validly issued, and is fully paid and non-assessable and owned by Company Y, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be required by applicable Law), and there are no irrevocable proxies with respect to such share capital. The outstanding share capital of its Subsidiaries that are not Wholly Owned Company Y Subsidiaries has been duly authorized, and validly issued, and is fully paid and non-assessable and owned by Company Y, directly or indirectly, free and clear of any Liens other than Permitted Liens).

(d) The authorized share capital of Merger Sub consists solely of $1,000,000, divided into 10,000,000,000 ordinary shares, par value $0.0001 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Company Y, free and clear of any Liens. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(e) Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding.

Section 4.3 Authority. (a) Each of Company Y and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to, in the case of Company Y, obtaining the Required Company Y Vote, to consummate the transactions contemplated hereby. The Company Y Board has duly and validly authorized the execution, delivery and performance of this Agreement and approved the consummation of the transactions contemplated hereby, and has at a meeting duly called and held (i) approved, and declared advisable this Agreement, the Merger and the Plan of Merger and the other transactions contemplated hereby; (ii) determined that such transactions are advisable and fair to, and in the best interests of, Company Y and its shareholders; and (iii) recommended that the shareholders of Company Y approve of the issuance of Company Y Class A Shares constituting the Merger Consideration (the “Share Issuance”). The Board of Directors of Merger Sub (the “Merger Sub Board”), and Company Y as the sole shareholder of Merger Sub, have at meetings duly called and held, duly and validly authorized and approved by board resolution (in the case of Company Y) and by special resolution (in the case of Merger Sub) the execution, performance and delivery of this Agreement, the Merger and the Plan of Merger and the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Merger Sub Board and by Company Y as the sole shareholder of Merger Sub for the consummation of the transactions. No other corporate proceedings on the part of Company Y or Merger Sub are necessary to authorize and approve this Agreement, the Merger or the Plan of Merger or to consummate the transactions contemplated hereby (other than, with respect to the Share Issuance, the Required Company Y Vote). This Agreement has been duly and validly executed and delivered by each of Company Y and Merger Sub and, assuming the due authorization, execution and delivery by Company T, constitutes a valid, legal and binding agreement of each of Company Y and Merger Sub, enforceable against each of Company Y and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Board of Directors of Company Y (the “Company Y Board”) has directed that this Agreement and the Share Issuance be submitted to the shareholders of Company Y for their authorization and approval at a meeting to be held for that purpose. The only vote of the holders of any class or series of share capital of Company Y necessary to authorize and approve this Agreement and the Share Issuance and the transactions contemplated hereby, is (i) an affirmative vote by the holders of the Company Y Shares representing a majority of the aggregate voting power of Company Y Shares outstanding (voting together as a single class), and (ii) an affirmative vote by the holders of a majority of the total outstanding Company Y Class A Shares, in each case, at a meeting of the shareholders of Company Y in accordance with the articles of association of the Company, authorizing and approving this Agreement, the Share Issuance and the transactions contemplated hereby (the “Required Company Y Vote”). No other vote of the shareholders of Company Y is required by Law, the memorandum and articles of association of Company Y or otherwise in order for Company Y to authorize and approve this Agreement, the Share Issuance or to consummate the transactions contemplated hereby.

Section 4.4 SEC Reports; Financial Statements. (a) Company Y has timely filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished by it with the SEC since December 8, 2010 pursuant to the Securities Act or the Exchange Act (the forms, reports and documents so filed, furnished or provided and those filed or furnished with the SEC subsequent to the date hereof, including any amendments thereto, collectively, the “Company Y SEC Reports”). Each of the Company Y SEC Reports, as of its filing date (and as of the date of any amendment or incorporation by reference) has complied or, if filed or furnished after the date hereof and before the Effective Time, will comply, comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed or amended, as the case may be. No Subsidiary of Company Y is subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Company Y SEC Reports did not contain, when filed or furnished (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited and unaudited consolidated financial statements of Company Y, the unaudited financial data included in the earnings release for the quarters ended June 30, 2011 and September 30, 2011, included (or incorporated by reference) in the Company Y SEC Reports, and the unaudited financial data for the quarter ended December 31, 2011 that Company Y has provided to Company T (collectively, “Company Y Financial Information”) fairly present, or in the case of Company Y SEC Reports filed or furnished after the date of this Agreement, will fairly present, in all material respects, the consolidated balance sheets of Company Y and its consolidated Subsidiaries as of the dates thereof and their consolidated statements of operations and changes in shareholders equity and comprehensive income for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that are not material in the aggregate). Such Company Y Financial Information have been prepared in accordance with GAAP, except as specifically indicated in the notes thereto.

(c) Company Y is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The New York Stock Exchange.

(d) Company Y has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 or 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to Company Y, including its Subsidiaries, required to be included in reports filed under the Exchange Act is accumulated and communicated to the chief executive officer and chief financial officer of Company Y by others within those entities. Neither Company Y nor, to Company Y’s knowledge, Company Y’s independent registered public accounting firm, has identified or been made aware of “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Company Y’s internal controls and procedures which could reasonably adversely affect Company Y’s ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated.

Section 4.5 Information Supplied. None of the information furnished by Company Y or its Subsidiaries (including Merger Sub) for the filing of the Form F-4 shall, on the date it (and any amendment or supplement to it) is filed or furnished with the SEC, at the date it is first mailed to each of Company T’s shareholders and Company Y’s shareholders or at the time of each of the Company T Shareholders Meeting and the Company Y Shareholders Meetings shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Form F-4 shall comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, Company Y and Merger Sub makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Company T for inclusion or incorporation by reference in the Form F-4.

Section 4.6 No Undisclosed Liabilities. Neither Company Y nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, required to be recorded or reflected on a balance sheet under GAAP, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except for (a) liabilities or obligations reflected, accrued or reserved against in Company Y’s consolidated balance sheets or in the notes thereto included in the Company Y SEC Reports filed or furnished prior to the date hereof and (b) liabilities or obligations incurred since the date of the most recent balance sheet included in the Company Y SEC Reports in the ordinary course of business consistent with past practices that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Y Material Adverse Effect.

Section 4.7 Absence of Changes. Since the Review Date, Company Y and its Subsidiaries have conducted have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been any Company Y Material Adverse Effect.

Section 4.8 Consents and Approvals; No Violations. (a) Except for (i) compliance with the applicable requirements of the Exchange Act, including, without limitation, filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form F-4, (ii) compliance with the rules and regulations of The New York Stock Exchange and approval of listing of newly issued Company Y ADSs to be issued in the Merger on The New York Stock Exchange, and (iii) the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Company Y or Merger Sub of this Agreement or the consummation by Company Y or Merger Sub of the transactions contemplated hereby, including the Merger and the Share Issuance.

(b) The execution, delivery and performance of this Agreement by Company Y or Merger Sub does not, and the consummation by Company Y or Merger Sub of the transactions contemplated hereby including the Merger and the Share Issuance will not constitute or result in (i) (assuming the Required Company Y Vote is duly obtained and passed) any breach of any provision of the respective memoranda and articles of association (or similar governing documents) of Company Y or Merger Sub or any of Company Y’s Subsidiaries, (ii) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of an obligation or the creation of any Liens (other than any Liens created as a result of any actions taken by Company T)) under, any of the terms, conditions or provisions of any Contract or obligation to which Company Y or Merger Sub or any of Company Y’s Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) (assuming the Required Company Y Vote is duly obtained and passed) and compliance with the matters referred to in Section 4.8(a)) violate any Law or Judgment applicable to Company Y or Merger Sub or any of Company Y’s Subsidiaries or any of their respective properties or assets.

Section 4.9 Legal Proceedings. Neither Company Y nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Company Y, threatened, material Proceedings of any nature against Company Y or any of its Subsidiaries or to which any of their equity interests, material properties or assets is subject. There is no material Judgment outstanding against Company Y, any of its Subsidiaries or any of their equity interests, material properties or assets.

Section 4.10 Permits; Compliance with Applicable Laws. Company Y and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Y Permits”), and are in material compliance with the terms of Company Y Permits. Neither Company T nor any of its Subsidiaries is or has been in material violation of any Law applicable to Company Y or its Subsidiaries (including FCPA and the PRC Anti-Bribery Laws and applicable rules and regulations of relevant PRC Governmental Entities). No investigation or review by any Governmental Entity with respect to Company Y or its Subsidiaries is pending or, to Company Y’s knowledge, threatened, nor to Company Y’s knowledge has any Governmental Entity indicated an intention to conduct the same, in each case with respect to a material violation of applicable Law.

Section 4.11 Taxes.

(a) Each of Company Y and its Subsidiaries has duly and timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects, in each case except as would not individually or in the aggregate, have a Company Y Material Adverse Effect. All material Taxes shown to be due and payable on such Tax Returns have been timely paid, except as would not individually or in the aggregate, have a Company Y Material Adverse Effect.

(b) No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Company Y or any of its Subsidiaries, other than any deficiency which has been paid or is being contested in good faith in appropriate Proceedings.

(c) All material amounts of Taxes required to be withheld by Company Y and each of its Subsidiaries have been timely withheld, except as would not individually or in the aggregate, have a Company T Material Adverse Effect, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Entity.

(d) No audit or other administrative or court proceedings are pending with respect to any material amounts of Taxes of Company Y or any of its Subsidiaries and no written notice thereof has been received, except as would not, individually or in the aggregate, have a Company Y Material Adverse Effect.

Section 4.12 Material Contracts. Each of the Company Y Material Contracts constitutes the valid and legally binding obligation of Company Y or its Subsidiaries, enforceable in accordance with its terms and is in full force and effect, except as would not individually or in the aggregate reasonably be expected to have a Company Y Material Adverse Effect. There is no material breach or default under any Company Y Material Contract so listed either by Company Y or, to Company Y’s knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Company Y or, to Company Y’s knowledge, any other party, in each case except as would not individually or in the aggregate, have a Company Y Material Adverse Effect. No party to any such Company Y Material Contract has given notice to Company Y of or made a claim against Company Y with respect to any material breach or default thereunder.

Section 4.13 Intellectual Property. Company Y and its Subsidiaries own or have sufficient rights to use all Intellectual Property that is material to or necessary for the operation of their business, except as would not, individually or in the aggregate, have a Company Y Material Adverse Effect. Except for Company Y Intellectual Property, there are no other items of Intellectual Property that are material to or necessary for the operation of the business of Company Y and its Subsidiaries. Company Y or one of its Subsidiaries is the exclusive owner of all right, title and interest in and to each item of material Company Y Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens and non-exclusive licenses granted in the ordinary course of business consistent with past practice), or any obligation to grant any Lien. Company Y has a valid license to use the material Company Y Licensed Intellectual Property in connection with and as used in the operation of the business of Company Y and its Subsidiaries as currently conducted, subject only to the terms of Company Y IP Agreements.

Section 4.14 PRC Subsidiaries. Company Y has effective control of and is the primary beneficiary of each Company Y VIE. Nominee equity holders’ equity interests in any Company Y VIE are not subject to any Liens (other than Permitted Liens) or any third-party rights or claims. The Company Y VIE Contracts, taken as a whole, comprise all of the contracts enabling Company Y to effect control over each Company Y VIE and consolidate the financial statements of each Company Y VIE, and each of the Company Y VIE Contracts is legally valid, enforceable and binding under PRC Laws.

Section 4.15 Interested Party Transactions. Except for (a) employment agreements and indemnification agreements filed, furnished or incorporated by reference as an exhibit to a Company Y SEC Report filed or furnished prior to the date hereof and (b) the Company Y Share Incentive Plan, Section 4.15 of the Company Y Disclosure Schedule sets forth a correct and complete list of the contracts or agreements under which there are any existing or future liabilities between Company Y or any of its Subsidiaries, on the one hand, and any (i) present executive officer or director of Company Y as of the date of this Agreement or (ii) record or beneficial owner of more than five percent (5%) of the Company Y Shares as reflected in filings of Schedules 13G or 13D with the SEC with respect to Company Y prior to the date of this Agreement, on the other hand.

Section 4.16 Opinion of Financial Advisor. Allen & Co. LLC has delivered to the Company Y Board its opinion to the effect that, as of the date of such opinion and subject to the various assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Company Y.

Section 4.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Company Y or Merger Sub or any of their Affiliates.

Section 4.18 Non-Reliance. In connection with the due diligence investigation of Company T and its Subsidiaries by Company Y, Merger Sub, their Affiliates and their respective Representatives, Company Y, Merger Sub, their Affiliates and their respective Representatives have received and may continue to receive after the date hereof from Company T and its Affiliates and their respective Representatives certain estimates, projections, forecasts and other forward looking information, as well as certain business plan information, regarding Company T and its Subsidiaries and their businesses and operations. Company Y and Merger Sub hereby acknowledge and agree (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward looking statements, as well as in such business plans, with which Company Y and Merger Sub are familiar, (b) that Company Y and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward looking information or business plans), and (c) that Company Y and Merger Sub will have no claim against Company T or any of its Subsidiaries, or any of their respective Affiliates, Representatives or any other Person, with respect thereto. Accordingly, Company Y and Merger Sub hereby acknowledge and agree that none of Company T or any of its Subsidiaries, nor any of their respective Affiliates, Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward looking statements or business plans.

Section 4.19 No Additional Representations. Except for the representations and warranties made by Company Y in this Article IV, neither Company Y nor any other person makes any other express or implied representation or warranty with respect to Company Y or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Company T or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Company T or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and Company T acknowledges the foregoing.

ARTICLE V

COVENANTS RELATED TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Business of Company T. Except as required by applicable Law or as expressly contemplated by this Agreement, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Company T will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and keep available the service of its current officers and employees and preserve its relationships with customers, advertisers, licensors, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as required by applicable Law, as otherwise contemplated in this Agreement or the Company T Disclosure Schedule, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Company T will not, and will not permit its Subsidiaries or direct equity holders of any of its Company T VIEs to, without the prior written consent of Company Y:

(a) amend its memorandum and articles of association (or other similar governing instrument) or any of the Company T VIE Contracts;

(b) authorize for issuance, issue, sell, pledge, dispose of, transfer, deliver or agree or commit to issue, sell, pledge, dispose of, transfer or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any share capital or any other securities convertible into or exchangeable for any share capital or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance of Company T Shares as required to be issued upon exercise or settlement of Company T Options;

(c) (i) split, combine, subdivide or reclassify any of its share capital; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital; (iii) enter into any agreement with respect to the voting of its share capital, (iv) make any other actual, constructive or deemed distribution in respect of any of its share capital or otherwise make any payments to shareholders in their capacity as such; or (v) redeem, repurchase or otherwise acquire any of its share capital or any share capital of any of its Subsidiaries, except (A) the withholding of Company’s securities to satisfy Tax obligations with respect to Company T Options or (B) the acquisition by Company T of its securities in connection with the forfeiture of Company T Options or (C) the acquisition by Company T of its securities in connection with the net exercise of Company T Options in accordance with the terms thereof;

(d) place Company T or any of its Subsidiaries into liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization redomiciliation or other reorganization (other than the Merger);

(e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of Company T’s Subsidiaries;

(f) except pursuant to a Contract existing on the date of this Agreement (i) incur, modify, renew or assume any long-term or short-term debt or issue any debt securities in an amount exceeding US$4,000,000 in the aggregate, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice; (ii) prepay any debt, borrowings or obligations in excess of US$1,000,000 in the aggregate prior to their stated maturity; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in amounts not material to Company T and its Subsidiaries, taken as a whole, except for guarantees of obligations of Wholly Owned Company T Subsidiaries ; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to Wholly Owned Company T Subsidiaries, Company T VIEs in accordance with the Company T VIE Contracts and for advances for travel and other expenses to officers, directors and employees made in the ordinary course of business consistent with past practice); (v) pledge or otherwise encumber shares of capital stock of Company T or its Subsidiaries; or (vi) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon other than Permitted Liens;

(g) except in the ordinary course of business or as may be required by Law (i) enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, equity, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, labor, collective bargaining, employment, severance or other benefit or compensation agreement, trust, plan, fund, award or arrangement for the benefit or welfare of any director, officer or employee in any manner (other than the entry into or amendment of employment or labor contracts with newly hired or promoted employees or the termination of employment agreements or labor contracts with terminated employees in the ordinary course of business consistent with past practice), (ii) (or except as required under any agreement, plan or arrangement in effect on the date hereof) increase in any manner the compensation or benefits payable or to become payable to any director, officer or employee (including, without limitation, the granting of stock options or other equity awards), (iii) grant or increase any severance, termination or similar compensation or benefits payable to any director, officer or employee (except with respect to new hires and to employees in connection with promotions in the ordinary course of business consistent with past practice), or (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits payable or to become payable to any director, officer or employee under any benefit or compensation plan, agreement or arrangement;

(h) (i) dispose of, license, transfer or grant to any Person any rights to Company T Intellectual Property other than consistent with past licensing practice in the ordinary course of business, (ii) abandon, permit to lapse or otherwise dispose of any Company T Intellectual Property, (iii) make any material change in the ownership or right to register any Company T Intellectual Property, or (iv) enter into any Contract with respect to or otherwise binding upon any Company T Intellectual Property other than, in the case of clauses (i) to (iv), in the ordinary course of business consistent with past licensing practice;

(i) acquire, sell, lease, transfer or otherwise dispose of any assets in an amount exceeding RMB1,000,000 in the aggregate (including but not limited to domain names, trademarks and content licenses), except in the ordinary course of business consistent with past practice;

(j) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles used by it;

(k) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

(l) (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein, if such acquisition would be material to Company T or (ii) authorize any new capital expenditures, except as specifically budgeted in Company T’s current plan approved by the Company T Board prior to the date hereof that was made available to Company Y or that, in the aggregate, would not exceed US$4,000,000 during any fiscal quarter;

(m) make or revoke any material Tax election, or settle or compromise any material Tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes in a material manner;

(n) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

(o) waive the benefits of, reduce the restriction periods or agree to modify in a manner adverse to Company T or any of its Subsidiaries any non-competition, confidentiality, standstill or similar agreement to which Company T or any of its Subsidiaries is a party;

(p) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby (other than responding to takedown notices or other notices or accusations of potential infringement in a manner consistent with past practice in the ordinary course of business);

(q) (i) cancel, materially modify, terminate or grant a waiver of any rights under any Company T Material Contract in a manner adverse to Company T or any of its Subsidiaries, (ii) enter into a new Contract that (A) would be a Company T Material Contract if in existence as of the date of this Agreement or (B) contains, unless required by applicable Law, a change of control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated by this Agreement or (iii) waive, release, cancel, convey or otherwise assign any material rights or claims under any such Company T Material Contract or new Contract;

(r) enter into any new lines of business;

(s) grant any Lien (other than Permitted Liens) in any of its assets (other than non-exclusive licenses granted in the ordinary course of business); or

(t) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 5.1(a) through Section 5.1(s).

Section 5.2 Conduct of Business of Company Y and Merger Sub. Except as required by applicable Law or as expressly contemplated by this Agreement, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Company Y will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and keep available the service of its current officers and employees and preserve its relationships with customers, advertisers, licensors, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as required by applicable Law, as otherwise contemplated in this Agreement or the Company Y Disclosure Schedule, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Company Y will not, and will not permit its Subsidiaries to, without the prior written consent of Company T (which consent shall not be unreasonably withheld):

(a) authorize for issuance, issue, sell, pledge, dispose of, transfer, deliver or agree or commit to issue, sell, pledge, dispose of, transfer or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any share capital or any other securities convertible into or exchangeable for any share capital or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance of Company Y Shares (i) as required to be issued upon exercise or settlement of Company Y Options, (ii) in connection with the Share Issuance and, (iii) in connection with any strategic investment or acquisition, which would result in, in the aggregate, an issuance of ten percent (10%) or less of the share capital of Company Y that is issued and outstanding as of the date of this Agreement;

(b) if any of the following will have a disproportionate adverse effect on holders of Company T Shares and/or Company T ADSs relative to current holders of Company Y Class A Shares and/or Company Y ADSs: (i) split, combine, subdivide or reclassify any of its share capital; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital; (iii) make any other actual, constructive or deemed distribution in respect of any of its share capital or otherwise make any payments to shareholders in their capacity as such;

(c) place Company Y into liquidation, dissolution, scheme of arrangement or redomiciliation; or

(d) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 5.2(a) through Section 5.2(c).

Section 5.3 Access to Information. (a) Subject to applicable Law, between the date hereof and the Effective Time, Company T will give Company Y and Merger Sub and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, officers, agents, contracts and properties and to all books and records of Company T and its Subsidiaries, will permit Company Y and Merger Sub to make such inspections as Company Y and Merger Sub may reasonably require and will cause Company T’s officers and those of its Subsidiaries to furnish Company Y and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of Company T and its Subsidiaries as Company Y or Merger Sub may from time to time reasonably request; provided that no investigation pursuant to this Section 5.3(a) shall affect or be deemed to modify any of the representations or warranties made by Company T. For the avoidance of doubt, none of Company T or any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) waive the attorney-client privilege of Company T or any of its Subsidiaries (provided that Company T shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege), (ii) contravene any applicable Law or requirements of Governmental Entities (provided that Company T shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such law or requirement) or (iii) breach the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided that Company T shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure). If any information is withheld by Company T or any of its Subsidiaries pursuant to the proviso to the preceding sentence, Company T shall inform Company Y as to the general nature of what, and pursuant to which clause of the proviso in the preceding sentence such information, is being withheld.

(b) Between the date hereof and the Effective Time, Company T shall furnish to Company Y, (i) concurrently with the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to Company T management and (ii) at the earliest time they are available, such financial statements as are prepared for the Company T SEC Reports.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of and Filing of Form 20-F and Form F-4. (a) As promptly as practicable after the execution of this Agreement and in any event, before April 30, 2012, each of Company Y and Company T shall prepare and file with the SEC its annual report on Form 20-F covering fiscal year 2011 (the “2011 Form 20-F”). As promptly as practicable after the filing of the 2011 Form 20-F by each of Company Y and Company T, Company Y shall, with the assistance of Company T, prepare and file with the SEC a registration statement on Form F-4 with respect to the Company Y Class A Shares to be issued with the Merger. Company Y shall promptly respond to any comments made by the SEC regarding the Form F-4 and shall use its reasonable best efforts to have the Form F-4 declared effective under the Securities Act promptly. No filing of, or amendment or supplement to, the Form F-4 will be made by Company Y without providing Company T a reasonable opportunity to review and comment thereon. Each Party shall, (i) as promptly as practicable after the receipt thereof, provide to the other Party copies of any written comments and advise the other Party of any oral comments, with respect to the Form 20-F or Form F-4 received from the staff of the SEC, (ii) provide the other Party a reasonable opportunity to review the Party’s proposed response to such comments, and (iii) include in the Party’s written response to such comments any comments reasonably proposed by the other Party. Company T shall furnish as promptly as practicable such information concerning Company T reasonably requested by Company Y in connection with the Form F-4 or other filings required under applicable Law.

(b) If, at any time prior to the Effective Time, any information relating to each Party or any of its Affiliates, directors or officers should be discovered by such Party, which should be set forth in an amendment or supplement to the Form F-4 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, such Party shall promptly notify the other Party of such information and the other Party shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form F-4.

(c) Company Y shall use reasonable best efforts to cause any Company Y ADSs to be issued in connection with the Merger to be approved for listing on The New York Stock Exchange, such listing to be subject to official notice of issuance.

Section 6.2 Acquisition Proposals Relating to Company T. (a) Company T will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any officer, director or employee or any investment banker, attorney, accountant or other advisor or representative (each, a “Representative”) of Company T or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage any inquiry or the making of any proposal or offer or any other effort or attempt that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to Company T or any of its Subsidiaries, or take any other action to facilitate, any Acquisition Proposal, or (iii) enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal. Immediately after the execution and delivery of this Agreement, Company T will, and will cause its Subsidiaries and Affiliates and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any possible Acquisition Proposal, shall promptly cause to be returned or destroyed all confidential information provided by or on behalf of Company T or any of its Subsidiaries to such Person and shall notify each such Person or its Representatives that the Company T Board no longer seeks or requests the making of any Acquisition Proposal, and withdraws any consent theretofore given to the making of an Acquisition Proposal. For the purpose of this Agreement, “Acquisition Proposal” means any proposal or offer made by any Person (other than Company Y, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of ten percent (10%) or more of any class of share capital of Company T pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of Company T and its Subsidiaries that constitute ten percent (10%) or more of the revenues or assets of Company T and its Subsidiaries, taken as a whole.

(b) The Company T Board will not (i) fail to recommend that shareholders of Company T vote in favor of this Agreement and the Merger (the “Company T Board Recommendation”) or fail to include the Company T Board Recommendation in the Prospectus or (ii) withhold, withdraw, qualify or modify, or publicly announce its intent to withhold, withdraw, qualify or modify, in a manner adverse to Company Y or Merger Sub, the Company T Board Recommendation (actions described in this clause (ii) referred to as a “Company T Change of Recommendation”). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Required Company T Vote is obtained, but not after, the Company T Board may effect a Company T Change of Recommendation if the Company T Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would constitute a breach of the directors’ fiduciary duties under applicable Law; provided, however, that prior to taking such action or announcing the intention to do so, (i) the Company T Board has given Company Y at least five business days’ prior written notice of its intention to take such action and a description of the reasons for taking such action, (ii) Company T has negotiated, and has caused its Representatives to negotiate, in good faith with Company Y during such notice period to enable Company Y to revise the terms of this Agreement in such a manner that would obviate the need for taking such action and (iii) following the end of such notice period, the Company T Board shall have considered in good faith any revisions to this Agreement proposed in writing by Company Y in a manner that would form a binding contract if accepted by Company T, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect a Company T Change of Recommendation would constitute a breach of the directors’ fiduciary duties under applicable Law.

(c) Nothing in this Section 6.2 shall (i) permit Company T to terminate this Agreement, (ii) release Company T from the obligation of holding the Company T Shareholders Meeting (as defined below) pursuant to Section 6.4 or (iii) affect any other obligations of Company T under this Agreement.

Section 6.3 Competing Proposals Relating to Company Y.

(a) During the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Company Y will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any Representatives of Company Y or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage any inquiry or the making of any proposal or offer or any other effort or attempt that constitutes, or may reasonably be expected to lead to, any Competing Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to Company Y or any of its Subsidiaries, or take any other action to facilitate, any Competing Proposal, or (iii) enter into any letter of intent, agreement or agreement in principle with respect to any Competing Proposal. Immediately after the execution and delivery of this Agreement, Company Y will, and will cause its Subsidiaries and Affiliates and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Competing Proposal. For the purpose of this Agreement, “Competing Proposal” means any proposal or offer made by Company Y to purchase or otherwise acquire any Person (other than Company T or any of its Affiliates), directly or indirectly, in one transaction or a series of transactions which results in the issuance of ten percent (10%) or more of the share capital of Company Y (on a fully diluted basis) issued and outstanding as of the date hereof.

(b) The Company Y Board will not (i) fail to recommend that shareholders of Company Y vote in favor of the Share Issuance (the “Company Y Board Recommendation”) or fail to include the Company Y Board Recommendation in the Prospectus or (ii) withhold, withdraw, qualify or modify, or publicly announce its intent to withhold, withdraw, qualify or modify, in a manner adverse to Company T, the Company Y Board Recommendation (actions described in this clause (ii) referred to as a “Company Y Change of Recommendation”). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Required Company Y Vote is obtained, but not after, the Company Y Board may effect a Company Y Change of Recommendation if the Company Y Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would constitute a breach of the directors’ fiduciary duties under applicable Law; provided, however, that prior to taking such action or announcing the intention to do so, (x) the Company Y Board has given Company T at least five business days’ prior written notice of its intention to take such action and a description of the reasons for taking such action, (y) Company Y has negotiated, and has caused its Representatives to negotiate, in good faith with Company T during such notice period to enable Company T to revise the terms of this Agreement in such a manner that would obviate the need for taking such action and (z) following the end of such notice period, the Company Y Board shall have considered in good faith any revisions to this Agreement proposed in writing by Company T in a manner that would form a binding contract if accepted by Company Y, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect a Company Y Change of Recommendation would constitute a breach of the directors’ fiduciary duties under applicable Law.

(c) Nothing in this Section 6.3 shall (i) permit Company Y to terminate this Agreement, (ii) release Company Y from the obligation of holding the Company Y Shareholders Meeting pursuant to Section 6.4(b) or (iii) affect any other obligations of Company Y under this Agreement.

Section 6.4 Shareholders Meetings. (a) Company T shall take, in accordance with applicable Law and its memorandum and articles of association, all actions necessary to (a) cause an annual or extraordinary general meeting of its shareholders (the “Company T Shareholders Meeting”) to be duly called and held as soon as practicable after the SEC declares the Form F-4 effective for the purpose of voting on the authorization and approval by way of special resolution of this Agreement, the Merger and the Plan of Merger and (b) subject to its fiduciary duties, solicit proxies from its shareholders to obtain the Required Company T Vote for such authorization and approval. The Company T Board shall, subject to Section 6.2(b), recommend authorization and approval of this Agreement, the Merger and the Plan of Merger by Company T’s shareholders.

(b) Company Y shall take, in accordance with applicable Law and its memorandum and articles of association, all actions necessary to (a) cause an annual or extraordinary general meeting of its shareholders (the “Company Y Shareholders Meeting”) to be duly called and held as soon as practicable after the SEC declares the Form F-4 effective for the purpose of voting on the authorization and approval of this Agreement and the Share Issuance and (b) subject to its fiduciary duties, solicit proxies from its shareholders to obtain the Required Company Y Vote for such authorization and approval. The Company Y Board shall, subject to Section 6.3(b), recommend authorization and approval of this Agreement and the Share Issuance by Company T’s shareholders.

Section 6.5 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, and subject at all times to each Party’s and its directors’ duty to act in a manner consistent with their fiduciary duties, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law promptly to consummate the Merger and the other transactions contemplated by this Agreement, including preparing, executing and filing promptly all documentation to effect all necessary notices, reports and other filings and to obtain promptly all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or Governmental Entity in order to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, to the extent applicable, each Party hereto agrees to promptly provide to each relevant Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Governmental Antitrust Entity”) non-privileged information and documents (i) requested by any Governmental Antitrust Entity or (ii) that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.5 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under all applicable antitrust Laws as soon as practicable.

(b) In furtherance and not in limitation of the covenants of the Parties contained in Section 6.5(a), each of Company Y and Company T shall use its reasonable best efforts to resolve such objections if any, as may be asserted by any applicable Governmental Entity or other person with respect to the transactions contemplated hereby under any antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any action or proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any antitrust Law, each of Company Y and Company T shall cooperate with each other to contest and resist any such action or proceeding and to use their reasonable best efforts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, so long as such actions by Company Y or Company T do not have, and are not reasonably likely to have, individually or in the aggregate, a Company T Material Adverse Effect or a Company Y Material Adverse Effect; provided, however, that Company T may expressly condition any such actions and any agreement to take any such actions upon the consummation of the Merger and the other transactions contemplated hereby.

Section 6.6 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Company Y and Company T. Thereafter, each of Company Y and Company T will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to obtaining the approval of such other Party (such approval not to be unreasonably withheld or delayed), except with respect to any action taken by the Company T Board pursuant to, and in accordance with, Section 6.2 and Section 6.4(a), any action taken by the Company Y Board pursuant to, and in accordance with, Section 6.4(b), or as may be required by Law or by any applicable listing agreement with or rules of a securities exchange, as determined by Company Y or Company T, as the case may be.

Section 6.7 Indemnification; Directors’ and Officers’ Insurance. (a) Each of Company Y and the Surviving Corporation agrees that, from and after the Effective Time, it will indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of Company T or its Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of Company T or its Subsidiaries or services performed by such persons at the request of Company T or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. The Articles of Association will contain provisions with respect to rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions that are at least as favorable to the directors, officers or employees of Company T as those contained in the memorandum and articles of association of Company T as in effect on the date hereof, except to the extent prohibited by the Cayman Companies Law or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) Company Y or the Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 6.7 (each, a “Claim”) unless there is a conflict of interest between Company Y and the Surviving Corporation, on the one hand, and the Indemnified Party, on the other (for the avoidance of doubt, conflict of interest shall be deemed to exist in the event of any threatened or actual litigation, claim or proceeding relating to the transactions contemplated by this Agreement), but in any event, no such Claim shall be settled or compromised without Company Y’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that none of Company Y or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any such Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of Company Y, the Surviving Corporation and the Indemnified Parties shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For a period of six (6) years after the Effective Time, Company Y shall cause the Surviving Corporation to maintain Company T’s existing policies of directors’ and officers’ liability insurance for the benefit of those persons who are covered by such policies at the Effective Time (or Company Y may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained at a cost to Company Y not greater than 300 percent of the annual premium (such 300 percent threshold, the “Maximum Premium”) for the current Company directors’ and officers’ liability insurance as set forth in Section 6.7 of the Company T Disclosure Schedule; provided that if such insurance cannot be so maintained or obtained at such costs, Company Y shall maintain or obtain as much of such insurance as can be so maintained or obtained at an annual premium amount not in excess of the Maximum Premium.

(d) If Company Y or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Company Y or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.7.

(e) The provisions of this Section 6.7 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.7.

Section 6.8 Notification of Certain Matters. Company T shall, upon obtaining knowledge of any of the following, give prompt notice to Company Y, and Company Y shall, upon obtaining knowledge of any of the following, give prompt notice to Company T, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such Party contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such Party not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Effective Time, (ii) any material failure of Company T or Company Y, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any Party to effect the transactions contemplated hereby not to be satisfied, (iv) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such Party or any of its Subsidiaries between the date of this Agreement and the Effective Time, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of such Party and its Subsidiaries taken as a whole to which such Party or any of its Subsidiaries is a party or is subject, (v) any notice or other communication from any Governmental Entity in connection with the Merger, (vi) (x) any Proceedings (or communications indicating that the same may be contemplated) commenced or threatened against Company T, Company Y or any of their respective Subsidiaries which, in each case, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or Section 4.9, or which relate to the consummation of the Merger, or (y) any disputes, disagreements, claims or any legal proceedings of any nature, which, in each case, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17, (vii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (viii) any event or occurrence that has, or would reasonably be expected to have, a Company T Material Adverse Effect or a Company Y Material Adverse Effect with respect to Company T or Company Y, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 6.9 Fees and Expenses. Subject to Section 8.5(b), Section 8.5(c) and Section 8.5(f), whether or not the Merger is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the Party incurring such Expenses. As used in this Agreement, “Expenses” includes all reasonable and documented out-of-pocket expenses (including, without limitation, all filing costs and reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby; provided, that Expenses incurred in connection with the printing and mailing of the Prospectus and, to the extent applicable, filing fees with respect to Governmental Antitrust Entities shall be shared equally by Company Y and Company T.

Section 6.10 Delisting of Stock. Company Y and Company T shall use reasonable efforts to cause Company T Shares to be delisted from the NASDAQ Global Market and Company T to be deregistered under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.11 Anti-Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Company Y and Company T shall use their respective reasonable best efforts to take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or lawfully minimize the effects of any Takeover Statute on the Merger or the other transactions contemplated by this Agreement.

Section 6.12 Resignations. To the extent requested by Company Y in writing at least three business days prior to the Closing, on the Closing Date, Company T shall cause to be delivered to Company Y duly signed resignations, effective as of the Effective Time, of the directors and officers of Company T and the Subsidiaries as requested by Company Y.

Section 6.13 Board Representation Rights.

(a) Prior to the Effective Time, Company Y shall organize a meeting of the Company Y Board for the purpose of appointing to the Company Y Board as a director (i) Mr. Gary Wei Wang, who, subject to Section 6.13(b), shall be entitled to serve as a director on the Company Y Board for a term of one year, and (ii) Mr. Jixun Foo, who, subject to Section 6.13(b), shall be entitled to serve as a director on the Company Y Board until his resignation or the designation of his successor by GGV II Delaware L.L.C. The Company Y Board shall cause any successor so designated by GGV II Delaware L.L.C. to be appointed to the Company Y Board as a director.

(b) Notwithstanding anything in Section 6.13(a) to the contrary, at such time after the Effective Time as the Company T Principal Shareholders beneficially own (as defined under section 13(d) of the Exchange Act), in the aggregate, less than 5% of the total issued and outstanding Company Y Shares on a fully-diluted basis for the first time: (i) all rights of the Company T Principal Shareholders under this Section 6.13 shall immediately terminate and upon the request of the Company Y Board, Mr. Gary Wei Wang and/or Mr. Jixun Foo should tender his respective resignation from the Company Y Board and (ii) Company Y may remove Mr. Wang and/or Mr. Foo from the Company Y Board pursuant to its then effective articles of association.

(c) The provisions of this Section 6.13 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by (i) each of the Company T Principal Shareholders and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.13, and (ii) Company Y.

Section 6.14 Company T Corporate Structure Matters.

(a) On or prior to the Closing, Company T shall use reasonable best efforts to cause the nominee shareholders of each Company T VIE to transfer all equity interests in each Company T VIE to Person(s) designated by Company Y, free of any third-party rights, claims or Liens (except for Permitted Liens and as provided under the Company T VIE Contracts), and revise Company T VIE Contracts to reflect the change of the nominee shareholders.

(b) Company T shall take all steps necessary and appropriate to cause the changes of directors, officers and governing documents for any of Company T’s Subsidiaries upon the reasonable request of Company Y on or prior to the Closing.

Section 6.15 Non-Competition Agreements. Company T shall cause each of Company T’s or its Subsidiaries’ employees hired after the date hereof to enter into a customary non-competition agreement with Company T or one of its Subsidiaries with a non-competition term of at least one year; provided, that, for employees holding the position of vice president or above, such term shall be at least two years.

Section 6.16 Participation in Litigation. Prior to the Effective Time, Company Y shall give prompt notice to Company T, and Company T shall give prompt notice to Company Y, of any actions, suits, claims or proceedings commenced or, to Company T’s knowledge, on the one hand, and Company Y’s knowledge, on the other hand, threatened against such Party which relate to this Agreement and the transactions contemplated hereby. Each Party shall give the other Party the opportunity to participate in the defense or settlement of any shareholder litigation against itself and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled or compromised without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.17 Company Y Memorandum and Articles of Association. Prior to the Effective Time, Company Y shall amend its memorandum and articles of association to provide that the name of Company Y shall be changed to “Youku Tudou Inc.”, effective as of the Effective Time.

Section 6.18 Evidence of Settlement Payment. Company T shall use reasonable best efforts to provide evidence reasonably satisfactory to Company Y that all obligations under the Civil Settlement Agreement, dated June 10, 2011, by and between Lei Yang and Gary Wei Wang (the “Company T Founder Settlement Agreement”) have been satisfied; provided, that, in the event such evidence is not provided to the reasonable satisfaction of Company Y prior to Closing, Company T shall use reasonable best efforts to request Gary Wei Wang to (a) agree and irrevocably authorize Company Y to (i) withhold a number of Company Y Class A Shares from the portion of the Merger Consideration otherwise issuable to Gary Wei Wang in connection with the Merger equal to the product of (x) 1.05 multiplied by (y) the quotient of (1) the aggregate amount of obligations that remain outstanding under the Company T Founder Settlement Agreement as of the Closing divided by (2) the closing price of Company Y Class A Shares on the date three business days prior to the Closing (such number of shares, the “Withheld Shares”), and (ii) sell such Withheld Shares either on the open market or in privately negotiated transactions on an arms’-length basis (but only in the event any such privately negotiated transaction is at a price per share in excess of the price per share available on the open market) and apply the proceeds from the sales of such Withheld Shares to discharge any such amounts under the Company T Founder Settlement Agreement, with any excess proceeds being returned to Mr. Wang following the full settlement; provided, however, that Mr. Wang shall remain solely liable for all unsettled obligations under the Company T Founder Settlement Agreement, and (b) enter into an escrow agreement reasonably acceptable to Company Y with Company Y to effect the withholding of such Merger Consideration, sale of such Withheld Shares and application of the proceeds of such Withheld Shares.

Section 6.19 Transition Management Committee.

(a) Between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, Company Y and Company T shall form a transition management committee consisting of one representative selected by Company T and one by Company Y (the “Transition Management Committee”). Each member of the Transition Management Committee will report directly to the board of directors of the company that selected such person.

(b) The Transition Management Committee is intended to support the efforts of the Parties to this Agreement in planning and supporting implementation of the integration of the businesses of Company Y and Company T and their respective Subsidiaries. In particular and subject to applicable Law, these responsibilities include, but shall not be limited to, the following:

(i) facilitating Company Y’s access to information regarding the operations of Company T and its Subsidiaries with the goal of ensuring that Company Y has sufficient visibility into Company T’s businesses and operations to permit the coordination of the Parties’ related operations on a timely basis in an effort to accelerate to the earliest time practicable after the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the Parties as a result of the transactions contemplated by this Agreement;

(ii) ensuring that the business and operations of Company T are conducted in the best long term interests of Company T;

(iii) acting as a locus of discussion concerning matters relating to transition planning including, but not limited to, employee matters and business matters; and

(iv) coordinating the communications, public relations and investor relations strategy regarding the Merger and the other transactions contemplated by this Agreement.

(c) Consistent with their duties under Section 6.5 of this Agreement, each of the Parties hereto will cooperate with the Transition Management Committee to support and give effect to its efforts in the areas of its responsibility. Any action or request by the Transition Management Committee shall be unanimously approved in writing by each member of the Transition Management Committee.

Section 6.20 Tax Treatment. For United States federal income Tax purposes, the Parties intend that the Merger be treated as a reorganization within the meaning of Section 368(a) of the Code, and the Parties shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368 of the Code.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a) The Required Company T Vote and the Required Company Y Vote shall have been obtained.

(b) The Form F-4 shall have become effective under the Securities Act, and shall not be the subject of any stop order, or any proceedings to seek a stop order, suspending the effectiveness of the Form F-4.

(c) The Company Y ADSs issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on The New York Stock Exchange, subject to official notice of issuance.

(d) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

Section 7.2 Conditions to the Obligations of Company Y and Merger Sub. The obligation of Company Y and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Company Y to the extent permitted by applicable Law:

(a) The representations and warranties of Company T (i) set forth in Section 3.3 and Section 3.18(g) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except for representations and warranties made as of a specified date, only as of the specified date), (ii) set forth in Section 3.1(a) and Section 3.2(a) shall be true and correct in all but immaterial respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except for representations and warranties made as of a specified date, only as of the specified date) and (iii) set forth in this Agreement (other than those Sections specifically identified in clause (i) and (ii)), shall be true and correct interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Company T Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company T Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct, or true and correct in all material respects, as the case may be, only as of the specified date).

(b) Company T shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) Since the date of this Agreement, there shall not have been any Company T Material Adverse Effect.

(d) All nominee shareholders of each Company T VIE shall have transferred, free of any third-party rights, claims or Liens (except for Permitted Liens and as provided in the Company T VIE Contracts), all their equity interests in each Company T VIE to Person(s) designated by Company Y.

(e) Company T shall have delivered to Company Y a certificate, dated as of the Effective Time, signed by an executive officer of Company T, certifying as to the fulfillment of the conditions specified in Section 7.2(a) to (d) above.

(f) The holders of no more than 10% of Company T Shares shall have validly served a written objection under Section 238(2) of the Cayman Companies Law.

Section 7.3 Conditions to the Obligations of Company T. The obligation of Company T to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by Company T to the extent permitted by applicable Law:

(a) The representations and warranties of Company Y and Merger Sub (i) set forth in Section 4.3 and Section 4.14 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except for representations and warranties made as of a specified date, only as of the specified date), (ii) set forth in Section 4.1(a) and Section 4.2(a) shall be true and correct in all but immaterial respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except for representations and warranties made as of a specified date, only as of the specified date) and (iii) set forth in this Agreement (other than those Sections specifically identified in clause (i) and (ii)), shall be true and correct interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Company Y Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Y Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct, or true and correct in all material respects, as the case may be, only as of the specified date).

(b) Company Y and Merger Sub shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) Since the date of this Agreement, there shall not have been any Company Y Material Adverse Effect.

(d) Company Y shall have delivered to Company T a certificate, dated as of the Effective Time, signed by a designated director of Company Y and a designated director of Merger Sub, certifying as to the fulfillment of the conditions specified in Section 7.3(a), (b) and (c).

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

Section 8.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Required Company T Vote and the Required Company Y Vote, by mutual written consent of Company T and Company Y.

Section 8.2 Termination by Either Company Y or Company T. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Company Y or Company T if:

(a) the Merger shall not have been consummated by August 31, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to a Party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the breach or failure of such Party to perform in a material respect any of its obligations under this Agreement;

(b) any Law, injunction or order having the effect set forth in Section 7.1(d) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to a Party if the issuance of such final, non-appealable Law, injunction or order was primarily due to the breach or failure of such Party to perform in a material respect any of its obligations under this Agreement;

(c) the Required Company T Vote is not obtained at the Company T Shareholders Meeting or any adjournment thereof at which this Agreement has been voted upon; or

(d) the Required Company Y Vote is not obtained at the Company Y Shareholders Meeting or any adjournment thereof at which the Share Issuance has been voted upon; provided that Company Y shall not be permitted to terminate this Agreement pursuant to this Section 8.2(d) if Company Y has not paid the No Vote Termination Fee required to be paid to Company T pursuant to Section 8.5(c)(i).

Section 8.3 Termination by Company Y. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Company Y if:

(a) the representations and warranties of Company T shall not be true and correct or Company T shall have breached or failed to perform any of its covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2 and (ii) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within 30 days following receipt by Company T of written notice of such breach or failure to perform from Company Y stating Company Y’s intention to terminate this Agreement pursuant to this Section 8.3(a) and the basis for such termination (or, if earlier, the Termination Date); provided, that Company Y shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 7.3 not being satisfied; or

(b) (i) all of the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) Company Y has confirmed by notice to Company T that all conditions set forth in Section 7.2 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.2 and (iii) Company T fails to consummate the Merger within three business days following the date the Closing should have occurred pursuant to Section 1.3.

Section 8.4 Termination by Company T. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Company T if:

(a) the representations and warranties of Company Y or Merger Sub shall not be true and correct or Company Y or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3 and (ii) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within 30 days following receipt by Company Y and Merger Sub of written notice of such breach or failure to perform from Company T stating Company T’s intention to terminate this Agreement pursuant to this Section 8.4(a) and the basis for such termination (or, if earlier, the Termination Date); provided, that Company T shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 7.2 not being satisfied; or

(b) if (i) all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) Company T has confirmed by notice to Company Y that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.3 and (iii) Company Y or Merger Sub fail to consummate the Merger within three business days following the date the Closing should have occurred pursuant to Section 1.3.

Section 8.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, written notice thereof shall be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and of no effect with no liability on the part of any Party hereto (or of any of its Representatives); provided, however, that (i) this Section 8.5, Section 6.9 and Article IX (in each case, subject to the terms thereof) shall remain in full force and effect and survive termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for fraud.

(b) In the event that this Agreement is terminated by Company Y pursuant to Section 8.3, Company T shall pay Company Y in cash in same-day funds as promptly as possible (but in any event within two business days) after such termination the Termination Fee. The Parties acknowledge and agree that in no event shall Company T be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement, at the same or at different times or upon the occurrence of different events.

(c) In the event that this Agreement is terminated (i) by Company Y or Company T pursuant to Section 8.2(d), Company Y shall pay Company T the No Vote Termination Fee in cash in same day funds (x) in the event this Agreement is terminated by Company T, as promptly as possible (but in any event within two business days) after such termination or (y) in the event this Agreement is terminated by Company Y, prior to such termination or (ii) by Company T pursuant to Section 8.4, Company Y shall pay Company T in cash in same-day funds as promptly as possible (but in any event within two business days) after such termination the Termination Fee. The Parties acknowledge and agree that in no event shall Company Y be required to pay the No Vote Termination Fee or the Termination Fee on more than one occasion, whether or not the No Vote Termination Fee or the Termination Fee may be payable under more than one provision of this Agreement, at the same or at different times or upon the occurrence of different events.

(d) (i) Subject to Section 8.5(f) and Section 9.8, Company Y’s receipt of the Termination Fee from Company T pursuant to Section 8.5(b) shall be the sole and exclusive remedy of Company Y and its Subsidiaries against the Company T Related Parties (other than the Company T Voting Shareholders pursuant to the terms of the Company T Voting Agreements) for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amount, none of the Company T Related Parties (other than the Company T Voting Shareholders pursuant to the terms of the Company T Voting Agreements) shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and, (ii) subject to Section 8.5(f), Company T’s receipt of the No Vote Termination Fee or the Termination Fee from Company Y pursuant to Section 8.5(c) shall be the sole and exclusive remedy of Company T against the Company Y Related Parties (other than the Company Y Voting Shareholders pursuant to the terms of the Company Y Voting Agreements) for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amount, none of the Company Y Related Parties (other than the Company Y Voting Shareholders pursuant to the terms of the Company Y Voting Agreements) shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, subject to Section 8.5(f), (A) under no circumstances will Company Y be entitled to monetary damages in excess of the amount of the Termination Fee and (B) under no circumstances will Company T be entitled to monetary damages in excess of the amount of the No Vote Termination Fee or the Termination Fee, as applicable.

(e) The Parties expressly acknowledge and agree that, with respect to any termination of this Agreement under circumstances in which the No Vote Termination Fee or the Termination Fee is payable pursuant to this Section 8.5, payment of the Termination Fee, as required hereunder, shall constitute liquidated damages with respect to any claim for damages or any other claim which Company T, on the one hand, or Company Y, on the other hand, as the case may be, would otherwise be entitled to assert against Company Y, on the one hand, or Company T, on the other hand, as the case may be, or their respective assets, or against any of their respective employees or equity holders (without limiting any claims otherwise available to (i) Company T against the Company Y Voting Shareholders pursuant to the Company Y Voting Agreements or (ii) Company Y against the Company T Voting Shareholders pursuant to the terms of the Company T Voting Agreements) or any other Company T Related Party or Company Y Related Party, as the case may be, with respect to any such termination of this Agreement. The Parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement under circumstances in which the No Vote Termination Fee or the Termination Fee is payable pursuant to this Section 8.5, the right to such payment (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement, and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement.

(f) Each of the Parties acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Parties would not have entered into this Agreement; accordingly, if Company T or Company Y, as the case may be, fails to promptly pay the amount due pursuant to this Section 8.5, and, in order to obtain such payment, Company Y or Company T, as the case may be, commences a suit which results in a judgment against the other Party, with respect to Company Y or Merger Sub, or Parties, with respect to Company T for amounts set forth in this Section 8.5, such paying Party shall pay the other Party or Parties, as applicable, its reasonable and documented costs and expenses (including attorneys’ fees) in connection with such suit.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. None of the covenants and agreements in this Agreement shall survive beyond the Effective Time, other than the covenants and agreements contained in this Article IX, the agreements of Company T, Company Y and Merger Sub contained in Article II and those other covenants and agreements of the Parties which by their terms apply or contemplate performance after the Effective Time.

Section 9.2 Entire Agreement; Assignment. This Agreement (including the Company T Disclosure Schedule, the Company Y Disclosure Schedule and other exhibits and annexes thereto) and the other Transaction Agreements, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the Parties without the prior written consent of the other Parties; provided, however, that prior to the Effective Time, Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Company Y Wholly Owned Subsidiary, but no such assignment shall relieve Company Y or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 9.3 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid, by facsimile (which is confirmed) or overnight courier (with proof of delivery) to a Party at the following address for such Party:

if to Company Y or to Merger Sub, to:

Youku Inc.
11/F, SinoSteel Plaza
8 Haidian Street, Haidian District
Beijing 100080
The People’s Republic of China
Telephone: +8610 5885-1881
Facsimile: +8610 5970-8818
Attention: Mr. Victor Koo

and

Two Merger Sub Inc.
11/F, SinoSteel Plaza
8 Haidian Street, Haidian District
Beijing 100080
The People’s Republic of China
Telephone: (8610) 5885-1881
Facsimile: (8610) 5970-8818
Attention: Mr. Victor Koo

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom
42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention:	Z. Julie Gao, Esq.
Michael V. Gisser, Esq.
Facsimile:	+852 3910 4850

if to Company T, to:

Tudou Holdings Limited
Building No. 6, X2 Creative Park
1238 Xietu Road, Xuhui District
Shanghai 200032
People’s Republic of China
Facsimile: +8621 5170 2366
Attention: Mr. Gary Wei Wang

with a copy to (which shall not constitute notice):

Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention:	David Zhang
Jesse Sheley
Facsimile: +852-3761-3301

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above. All notices, requests, instructions or other documents shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request, instruction or other document shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 9.4 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction other than the State of New York except that the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of the Merger Sub in Company T, the cancellation of Company T Shares in consideration of the issue of Company Y Class A Shares, the rights provided for in Section 238 of the Cayman Companies Law with respect to any Dissenters Shares, the fiduciary or other duties of the Company T Board and the Company Y Board, and the internal corporate affairs of Company T and Company Y. Save as aforesaid any Proceeding (whether sounding in contract, tort, equity or otherwise) arising out of or relating to this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby, including any Proceeding against any Company T Related Party or Company Y Related Party, shall be brought solely and exclusively in any New York State court or Federal court of the United States of America sitting in the County of New York in the State of New York. Each of the Parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any such Proceeding, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court in accordance with the provisions of this Section 9.4(a). Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the Parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.3. Nothing in this Agreement or any of the other Transaction Agreements will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

(b) Each Party acknowledges and agrees that any Proceeding which may arise under or relate to this Agreement or the other Transaction Agreements is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of or relating to this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby, including any controversy or Proceeding involving any Company T Related Party or Company Y Related Party under any such agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of a Proceeding, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.4(b).

Section 9.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.6 No Third Party Beneficiaries. Except as expressly set forth in Section 6.7 and Section 6.13, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.8 Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed by Company T in accordance with their specific terms or were otherwise breached by Company T. Subject to the preceding sentence, it is accordingly agreed that Company Y and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. Neither Company Y nor Merger Sub shall be required to provide any bond or other security in connection with an injunction or injunctions sought in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Notwithstanding anything herein to the contrary, (i) while Company Y and Merger Sub may pursue both a grant of specific performance and the payment of the Termination Fee pursuant to Section 8.5(b), under no circumstances shall Company Y and Merger Sub be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Termination Fee, and (ii) the Parties hereto agree that Company T shall under no circumstances be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement or to otherwise enforce the terms hereof.

Section 9.9 Amendment. This Agreement may be amended by action taken by Company T, Company Y and Merger Sub at any time before or after approval of the Merger by the earlier of the Required Company T Vote or the Required Company Y Vote but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the Parties.

Section 9.10 Extension; Waiver. At any time prior to the Effective Time, each Party hereto (for these purposes, Company Y and Merger Sub shall together be deemed one Party and Company T shall be deemed the other Party) may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of either Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of either Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.11 Interpretation. (a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 9.12 Certain Definitions

(a) “Affiliate” means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

(b) “business day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York, the Cayman Islands, Hong Kong or Shanghai, China.

(c) “Code” means the United States Internal Revenue Code of 1986, as amended.

(d) “Company T Employees” means current, former, or retired employees, officers, consultants, independent contractors providing individual services, agents or directors of Company T or any Subsidiary of Company T.

(e) “Company T Intellectual Property” means Company T Owned Intellectual Property and Company T Licensed Intellectual Property.

(f) “Company T IP Agreements” means all (i) licenses of Intellectual Property to Company T and its Subsidiaries, (ii) licenses of Intellectual Property by Company T or any of its Subsidiaries to third parties, and (iii) agreements restricting the right of Company T or its Subsidiaries, or pursuant to which Company T or its Subsidiaries permit other Persons, to use or register Intellectual Property.

(g) “Company T Licensed Intellectual Property” means all Intellectual Property owned by third parties (including Company Y) and licensed to Company T and any of its Subsidiaries pursuant to Company T IP Agreements.

(h) “Company T Material Adverse Effect” means any change, circumstance, event, effect or occurrence that, individually or in the aggregate with all other changes, circumstances, events, effects or occurrences, (i) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or consolidated financial condition of Company T and its Subsidiaries, taken as a whole, or (ii) would or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; provided that in no event shall any of the following, constitute, or be taken into account in determining whether a “Company T Material Adverse Effect” has occurred:

(i) changes generally affecting (A) the industry in which Company T and its Subsidiaries operate and (B) economic, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates;

(ii) (A) changes in Law or in generally accepted accounting principles or in accounting standards, (B) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (C) pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or similar force majeure events, (D) any change, circumstance, event, effect or occurrence attributable to any action taken by Company T or its Subsidiaries that is expressly required by this Agreement or requested by the Transition Management Committee or the failure by Company T or its Subsidiaries to take any action that is prohibited by this Agreement or the Transition Management Committee (provided that any request by the Transition Management Committee shall have been unanimously approved by the Transition Management Committee in writing), (E) any decline in the market price, or change in trading volume, of the share capital of Company T or Company T ADSs, (F) any failure to meet any internal or public projections, forecasts, or guidance, (G) any change, circumstance, event, effect or occurrence attributable to the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, or (H) any change resulting, or any facts or circumstances relating to, Company Y, Merger Sub or any of their respective Affiliates (it being understood that the exceptions in clauses (E) and (F) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein is a Company T Material Adverse Effect);

(iii) provided, however, that any change, circumstance, effect, event or occurrence referred to in clauses (i) or (ii)(A), (B) or (C) shall be taken into account for purposes of such clause only to the extent such change, circumstance, effect, event or occurrence does not adversely affect Company T and its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industry in which Company T and its Subsidiaries operate.

(i) “Company T Option” means an option to purchase Company T Shares granted pursuant to the Company T Share Incentive Plan.

(j) “Company T Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Company T or its Subsidiaries.

(k) “Company T Principal Shareholders” means Crescent Peak, Ltd, Crescent Peak II Limited, Crescent P.E., Ltd., First Easy Group Limited, Gary Wei Wang and GGV II Delaware L.L.C.

(l) “Company T Related Party” means Company T and its Subsidiaries and any of their respective former, current and future officers, employees, directors, partners, shareholders, management members or Affiliates (excluding any Company Y Related Party).

(m) “Company T Share Incentive Plan” means the 2010 Share Incentive Plan of Company T.

(n) “Company T Software” means all Software owned by, under obligation of assignment to, or purported to be owned by any of Company T or its Subsidiaries.

(o) “Company T VIE Contracts” means all the contracts listed in Section 9.12 of the Company T Disclosure Schedule.

(p) “Company T VIEs” means Quan Toodou Network Science and Technology Co., Ltd., Shanghai Suzao Network Science and Technology Co., Ltd., Chengdu Gaishi Network Science and Technology Co., Ltd. and Beijing Tixian Digital Science and Technology Co., Ltd.

(q) “Company T Voting Shareholders” means Crescent Peak, Ltd, Crescent Peak II Limited, Crescent P.E., Ltd., First Easy Group Limited, Gary Wei Wang, GGV II Delaware L.L.C., IDG Technology Venture Investment III, L.P., IDG Technology Venture Investment IV, L.P. and Sennett Investments (Mauritius) Pte Ltd.

(r) “Company Y Employees” means the current, former, or retired employees, officers, consultants, independent contractors providing individual services, agents or directors of Company Y or any Subsidiary of Company Y, excluding Company T Employees.

(s) “Company Y Intellectual Property” means Company Y Owned Intellectual Property and Company Y Licensed Intellectual Property.

(t) “Company Y IP Agreements” means all (i) licenses of Intellectual Property to Company Y and its Subsidiaries, (ii) licenses of Intellectual Property by Company Y or any of its Subsidiaries to third parties and (iii) agreements restricting the right of Company Y or its Subsidiaries, or pursuant to which Company Y or its Subsidiaries permit other Persons, to use or register Intellectual Property.

(u) “Company Y Licensed Intellectual Property” means all Intellectual Property owned by third parties (including Company T) and licensed to Company Y and any of its Subsidiaries pursuant to Company Y IP Agreements.

(v) “Company Y Material Adverse Effect” means any change, circumstance, event, effect or occurrence that, individually or in the aggregate, with all other changes, circumstances, events, effects or occurrences, (i) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or consolidated financial condition of Company Y and its Subsidiaries taken as a whole, or (ii) would or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; provided, that in no event shall any of the following, constitute, or be taken into account in determining whether a “Company Y Material Adverse Effect” has occurred:

(i) changes generally affecting (A) the industry in which Company Y and its Subsidiaries operate and (B) economic, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates;

(ii) (A) changes in Law or in generally accepted accounting principles or in accounting standards after the date of this Agreement, (B) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (C) pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or similar force majeure events, (D) any decline in the market price, or change in trading volume, of the capital stock of Company Y, (E) any action taken by Company Y or its Subsidiaries that is required by this Agreement or the failure by Company Y or its Subsidiaries to take any action that is prohibited by this Agreement, or (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, Company T or any of its Affiliates;

(iii) provided, however, that any change, circumstance, effect, event or occurrence referred to in clauses (i) or (ii)(A), (B) or (C) shall be taken into account for purposes of such clause only to the extent such change, circumstance, effect, event or occurrence does not adversely affect Company Y and its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industry in which Company Y and its Subsidiaries operate, or does not arise out of Company T Material Adverse Effect.

(w) “Company Y Option” means an option to purchase Company Y Class A Shares granted under the Company Y Share Incentive Plans.

(x) “Company Y Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Company Y or its Subsidiaries.

(y) “Company Y Material Contracts” means:

(i) any Contract that would be required to be filed or furnished by Company Y pursuant to Item 19 and paragraph 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii) any material Contract granting a right of first refusal, first offer or first negotiation;

(iii) any material Contract relating to the formation, creation, operation, management or control of a partnership, joint venture, limited liability company or similar arrangement;

(iv) any material Contract for the acquisition, sale or lease (including leases in connection with financing transactions) of material properties or assets of Company Y (by merger, purchase or sale of assets or stock or otherwise);

(v) any material Contract with any Governmental Entity;

(vi) any Contract involving the payment or receipt of amounts by Company Y or its Subsidiaries, or relating to indebtedness for borrowed money or any financial guaranty, of more than US$10,000,000;

(vii) any material non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of Company Y or any of its Subsidiaries to compete in any geographic area, industry or line of business;

(viii) any material Contract that contains a put, call or similar right pursuant to which Company Y or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person;

(ix) any material Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of Company Y or any of its Subsidiaries, (B) pledging of share capital of Company Y or any of its Subsidiaries or (C) issuance of guaranty by Company Y or any of its Subsidiaries; or

(x) any material Company Y IP Agreements other than agreements for Off the Shelf Software and material UGC Agreements,

in each case, to which Company Y or its Subsidiaries is a party to nor any of Company Y’s or its Subsidiaries’ properties or assets are bound by.

(z) “Company Y Voting Shareholders” means, collectively, 1Verge Holdings Ltd., 1Look Holdings Ltd., Victor Wing Cheung Koo, Brookside Capital Partners Fund, L.P., Maverick Fund USA, Ltd., Maverick Fund, L.D.C., Maverick Fund II, Ltd., Maverick Long Fund, Ltd., Maverick Long Enhanced Fund, Ltd., Maverick Neutral Fund, Ltd., Maverick Neutral Levered Fund, Ltd., Maverick II Holdings, Ltd., Maverick Fund Private Investments, Ltd., Maverick USA II, Corp., Sutter Hill Ventures, Saunders Holdings, L.P., Wells Fargo Bank, N.A. FBO G. Leonard Baker, Jr. Roth IRA and G. Leonard Baker Jr.

(aa) “Company Y Related Party” means Company Y, Merger Sub, or any of their respective former, current and future general or limited partners, shareholders, managers, members, agents, directors, officers, employees or Affiliates.

(bb) “Company Y Share Incentive Plans” means the 2006 Stock Option Scheme of Company Y and the 2010 Share Incentive Plan of Company Y.

(cc) “Company Y VIE Contracts” means all the contracts listed in Section 9.12 of the Company Y Disclosure Schedule.

(dd) “Company Y VIEs” means 1Verge Information Technology (Beijing) Co., Ltd. and Jiaheyi Advertising (Beijing) Co., Ltd.

(ee) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ff) “Intellectual Property” means in any and all jurisdictions worldwide, all (i) patents, statutory invention registrations and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, logos and other identifiers of source, including the goodwill symbolized thereby or associated therewith, (iii) works of authorship (including Software) and copyrights, (iv) confidential and proprietary information, including trade secrets and confidential and proprietary know-how, inventions, processes, models and methodologies, (v) rights of publicity, privacy and rights to personal information, (vi) registrations, applications, and renewals for any of the foregoing in (i)-(v), and (vii) all rights in the foregoing and in other similar intangible assets.

(gg) “IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

(hh) “know” or “knowledge” means, with respect to any Party, the knowledge of such Party’s executive officers after due inquiry, including inquiry of such Party’s counsel and other officers or employees of such Party responsible for the relevant matter.

(ii) “Law” means any United States federal, state or local, non-United States national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision, governmental guidelines or interpretations having the force of law, permits and orders of any Governmental Entity.

(jj) “Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(kk) “Off-the-Shelf Software” means, with respect to any Person, all Software that is commercially available off-the-shelf Software that (i) has not been modified or customized for such Person, and (ii) is licensed to such Person for a one-time or annual fee of US$10,000 or less.

(ll) “No Vote Termination Fee” means US$10 million.

(mm) “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests arising or incurred in the ordinary course of business in respect of amounts that are not yet due and payable; (iii) Liens securing indebtedness or liabilities that are reflected in the Company T SEC Reports or the Company Y SEC Reports, as applicable, filed or furnished prior to the date hereof; (iv) Liens that would be disclosed by a current survey or physical inspection of the real property; and (v) any other Liens that have been incurred or suffered in the ordinary course of business and that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

(nn) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(oo) “PRC” means the People’s Republic of China.

(pp) “Public Software” means any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or under similar licensing or distribution models that (i) require the licensing or distribution of source code of such Software to any other Person, (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any such Software, (iii) allow any Person to decompile, disassemble or otherwise reverse-engineer any such Software, or (iv) require the licensing of any such Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; (vi) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative in its Open Source Definition as set forth on www.opensource.org.

(qq) “Registered” means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Entities or Internet domain name registrar.

(rr) “SEC” means the Securities and Exchange Commission of the United States.

(ss) “Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites, and (v) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

(tt) “Subsidiary” means, when used with reference to any Person, (i) of which such party or any other Subsidiary of such party is a general or managing partner, or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, and, when use with reference to Company T or Company Y, of which Company T or Company Y, as applicable, consolidates in its consolidated financial statements as a variable interest entity in accordance with GAAP.

(uu) “Tax Returns” means all federal, state, local, provincial and non-United States returns, declarations, statements, claims, reports, schedules, forms and information returns and, including any attachment thereto or amendment thereof, with respect to Taxes.

(vv) “Tax” or “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the PRC, the United States or elsewhere, and whether imposed by a local, municipal, governmental, provincial, state, foreign, federal or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

(ww) “Termination Fee” means US$100 million.

(xx) “Transaction Agreements” means this Agreement, the Company T Voting Agreements and the Company Y Voting Agreements.

(yy) “UGC Agreements” means agreements with individual end-users who provide user-generated content.

(zz) “US$” means the legal currency of the United States of America.

Section 9.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

[Remainder of page left intentionally blank; signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Youku Inc.

By:	/s/ Victor Wing Cheung Koo
	Name:	Victor Wing Cheung Koo
	Title:	Chairman and Chief Executive Officer

Two Merger Sub Inc.

By:	/s/ Victor Wing Cheung Koo
	Name:	Victor Wing Cheung Koo
	Title:	Director

[Merger Agreement Signature Page]

Tudou Holdings Limited

By:	/s/ Gary Wei Wang
	Name:	Gary Wei Wang
	Title:	Chief Executive Officer

[Merger Agreement Signature Page]

Annex A

PLAN OF MERGER

THIS PLAN OF MERGER is made on                     2012.

BETWEEN

(1)	Two Merger Sub Inc., an exempted company incorporated under the laws of the Cayman Islands on March 1, 2012, with its registered office situate at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Merger Sub”); and

(2)	Tudou Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands on 15 April 2010, with its registered office situate at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Company T” or “Surviving Corporation” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and Company T have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated March 11, 2012 made between Youku Inc., Merger Sub and Company T, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”).

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.	The Constituent Companies to the Merger are Merger Sub and Company T.

NAME OF THE SURVIVING CORPORATION

2.	The name of the Surviving Corporation shall be Tudou Holdings Limited.

REGISTERED OFFICE

3.	The Surviving Corporation shall have its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY 1-1104, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.	Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$1,000,000 divided into 10,000,000,000 ordinary shares of US$0.0001 par value per share, of which 100 shares have been issued.

5.	Immediately prior to the Effective Date (as defined below) the authorized share capital of Company T was US$1,000,000 divided into (a) 9,990,000,000 ordinary shares of a par value of US$0.0001 each, of which (i) 12,357,500 are designated as Class A ordinary shares and (ii) 9,977,642,500 are designated as Class B ordinary shares, and (b) 10,000,000 preferred shares of a par value of US$0.0001 each. Among them, 8,913,333 Class A ordinary shares and [SPECIFY NUMBER] Class B ordinary shares had been issued and fully paid. No preferred shares had been issued.

6.	The authorized share capital of the Surviving Corporation shall be US$1,000,000 divided into 10,000,000,000 ordinary shares of US$0.0001 par value per share.

7.	On the Effective Date (as defined below), and in accordance with the terms and conditions of the Agreement:

(a)	Each Class A ordinary share, par value US$0.0001 per share, and Class B ordinary shares, par value US$0.0001 per share, of Company T, other than (i) any Dissenters Shares (as defined in the Agreement); and (ii) Excluded Shares (as defined in the Agreement) shall be cancelled in exchange for the right to receive the Per Share Merger Consideration (as defined in the Agreement).

(b)	Excluded Shares shall be cancelled for no consideration.

(c)	Dissenters Shares shall be cancelled in exchange for a payment resulting from the procedure in section 238 of the Companies Law unless any holders of Dissenters Shares fail to exercise or withdraw their rights to dissent from the Merger under section 238 of the Companies Law in which event they shall receive the Per Share Merger Consideration.

(d)	Each share of Merger Sub shall be converted into and continue as an ordinary share of the Surviving Corporation.

8.	On the Effective Date, the ordinary shares of the Surviving Corporation shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the board of directors of the Surviving Corporation may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Surviving Corporation, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

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(d)	generally be entitled to enjoy all of the rights attaching to ordinary shares;

in each case as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE DATE

9.	The Merger shall take effect on [SPECIFY DATE] (the “Effective Date”).

PROPERTY

10.	On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.	The Memorandum of Association and Articles of Association of the Surviving Corporation shall be amended and restated in the form attached as Annex B to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING CORPORATION

13.	The names and addresses of the directors of the Surviving Corporation are as follows:

NAME	ADDRESS

Victor Wing Cheung Koo	11/F, SinoSteel Plaza 8 Haidian Street Haidian District Beijing 100080 The People’s Republic of China

Dele Liu	11/F, SinoSteel Plaza 8 Haidian Street Haidian District Beijing 100080 The People’s Republic of China

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SECURED CREDITORS

14.	(a)	Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and

	(b)	Company T has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.	This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.	This Plan of Merger has been approved by the board of directors of each of the Surviving Corporation and Merger Sub pursuant to section 233(3) of the Companies Law.

17.	This Plan of Merger has been authorised by the shareholders of each of the Surviving Corporation and Merger Sub pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of Two Merger Sub Inc.:

[Name]
Director

For and on behalf of Tudou Holdings Limited:

[Name]
Director

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